   As filed with the Securities And Exchange Commission on January 19, 2000
                                                       Registration No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                                LINUXCARE, INC.
            (Exact name of Registrant as specified in its charter)

     Delaware                  7379                       94-3315402
 (State or other   (Primary Standard Industrial        (I.R.S. Employer
 jurisdiction of
 incorporation or   Classification Code Number)     Identification Number)
  organization)

                                Linuxcare, Inc.
                              650 Townsend Street
                        San Francisco, California 94103
                                (415) 354-4878
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ----------------

                               Fernand B. Sarrat
                     President and Chief Executive Officer
                                Linuxcare, Inc.
                              650 Townsend Street
                        San Francisco, California 94103
                                (415) 354-4878
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                  Copies to:

       John V. Roos, Esq.                  William J. Whelan, III, Esq.
      Page Mailliard, Esq.                   Cravath, Swaine & Moore
     Jonathan D. Levy, Esq.                      Worldwide Plaza
    James P.A. Shulman, Esq.                    825 Eighth Avenue
     Deanna M. Butler, Esq.                     New York, NY 10019
Wilson Sonsini Goodrich & Rosati                  (212) 474-1000
    Professional Corporation
       650 Page Mill Road
  Palo Alto, California 94304
         (650) 493-9300

                               ----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                              Proposed Maximum
           Title of Each Class of                 Aggregate        Amount of
         Securities to be Registered          Offering Price(1) Registration Fee
--------------------------------------------------------------------------------
Common Stock, $0.001 par value..............     $92,000,000        $24,288
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(o) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.
                               ----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED JANUARY 19, 2000

                                       Shares

                              [LOGO OF LINUXCARE]

                                  Common Stock

                                   --------

  Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between
$   and $   per share. We have applied to list our common stock on The Nasdaq
Stock Market's National Market under the symbol "LXCR".

  The underwriters have an option to purchase a maximum of     additional
shares to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" on page 4.

                                                         Underwriting
                                              Price to   Discounts and Proceeds to
                                               Public     Commissions   Linuxcare
                                            ------------ ------------- ------------
Per Share..................................     $            $             $
Total......................................    $            $             $

  Delivery of the shares of common stock will be made on or about    , 2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                 Chase H&Q

                                                              Robertson Stephens

               The date of this prospectus is             , 2000.

                                 ------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    1
Risk Factors........................    4
Special Note Regarding Forward-
 Looking Statements.................   14
Use of Proceeds.....................   15
Dividend Policy.....................   15
Capitalization......................   16
Dilution............................   17
Unaudited Pro Forma Combined
 Financial Statements...............   18
Selected Financial Data.............   21
Management's Discussion and
 Analysis of Financial Condition and
 Results of Operations..............   22
Business............................   27

                                    Page
                                    ----
Management.........................  38
Certain Relationships and
 Related Transactions..............  50
Principal Stockholders.............  52
Description of Capital Stock.......  54
Shares Eligible for Future Sale....  57
United States Tax Consequences to
 Non-United States Holders.........  59
Underwriting.......................  62
Notice to Canadian Residents.......  65
Legal Matters......................  66
Experts............................  66
Additional Information.............  66
Index to Financial Statements...... F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.


                     Dealer Prospectus Delivery Obligation

   Until      , 2000 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights information described more fully elsewhere in this prospectus. This summary is not complete and may not contain all the information you should consider before investing in our common stock. You should read the entire prospectus, including the financial statements and their related notes, before making an investment decision. Except as otherwise indicated, all information in this prospectus reflects the conversion of all shares of our preferred stock into shares of common stock automatically upon completion of this offering, and assumes that the underwriters' over-allotment option will not be exercised.

                              [LOGO OF LINUXCARE]

   We are a recognized leader in providing services for Linux. We offer a comprehensive range of services spanning the entire software and hardware life cycle for Linux, leading open-source software packages and related technologies. We offer services for all leading distributions of Linux on major hardware platforms. We help our customers choose the best Linux solution, integrate it with their existing computing infrastructure and provide them with ongoing support. We have assembled a worldwide team of prominent Linux experts who actively participate in the Linux and open-source communities and are significant contributors to leading open-source projects. We are implementing an advanced Internet-based infrastructure to communicate with and to deliver services to our global base of customers. This infrastructure is designed to deliver our services remotely, thereby reducing the need for on-site professionals. As part of this infrastructure, we have built a knowledge sharing and management database consisting of information gained from all of our business units.

   Since our inception, we have targeted our services toward large business customers. We focus our sales and marketing efforts on original equipment manufacturers, or OEMs, software vendors, Global 1000 companies and Internet infrastructure providers. As a result of our early leadership in services for Linux, we have forged strategic relationships with leading technology vendors including Dell Computer, Hewlett-Packard, IBM Global Services, Motorola, NEC Software, Oracle, Sun Microsystems and TurboLinux.

   Linux is emerging as the leading operating system for the Internet. According to an April 1999 survey conducted by the Internet Operating System Counter, Linux ran on approximately 31% of the Web servers polled, more than any other operating system. Linux offers multiple benefits to businesses including high quality and reliability, reduced total cost of ownership, improved interoperability with existing computing infrastructures and greater customizability.

   To enable customers to benefit fully from their Linux investments, we offer a broad range of services, including:

  . professional services--consulting services to help customers successfully implement Linux solutions;

  . technical support--customer support services 24 hours a day, seven days a week on complex issues ranging from operating system installation to application usage;

  . education--courseware for Linux and other open-source technologies through Linuxcare University; and

  . product certification--vendor-neutral certification of hardware for use with Linux by Linuxcare Labs.

   Our objective is to become the leading provider of Linux-related services by:

  . leveraging our alliances with leading OEMs and software vendors that not only represent an opportunity to reach a broad customer base, but are direct consumers of our services as well;

  . expanding our sales and marketing efforts towards Global 1000 companies and Internet infrastructure providers;

  . extending our technical leadership to maintain the high quality of our services, increase the effectiveness of our solutions and attract and retain world-class Linux experts;

  . leveraging our advanced Internet-based infrastructure to deliver the highest quality and most responsive services to our customers;

  .  strengthening our brand; and

  .  continuing to promote the adoption and development of Linux.

   We believe it is imperative for us to maintain a close relationship with the open-source community. Therefore, we actively support open-source initiatives, dedicating time and resources to projects that improve the Linux operating system and related applications. We also sponsor and participate in organizations that foster the development and adoption of Linux. We have established goodwill in the Linux and open-source communities through our active involvement, making us an attractive company for Linux experts to join.

   We were incorporated in Delaware in December 1998. Our principal executive offices are located at 650 Townsend Street, San Francisco, California 94103 and our telephone number is (415) 354-4878. Our corporate website is located at www.linuxcare.com. Information contained on this website or any other website referenced elsewhere in this prospectus does not constitute a part of this prospectus.

                                  The Offering

Common stock offered................     shares
Common stock to be outstanding after
 this offering......................     shares
Use of proceeds.....................  For general corporate purposes, expansion of our information technology
                                      infrastructure, working capital and
                                      potential acquisitions. See "Use of
                                      Proceeds."
Proposed Nasdaq National Market
 symbol.............................  LXCR

   The total number of outstanding shares of our common stock above is based on:

  . the assumed conversion of all shares of Series B preferred stock as of January 18, 2000 into 7,297,901 shares of common stock upon completion of this offering;

  .      shares of our common stock outstanding as of       , 2000;

  . the assumed conversion of all shares of Series A preferred stock outstanding as of September 30, 1999 into 7,917,536 shares of common stock upon completion of this offering.

  This number excludes the following:

  .       shares of restricted common stock outstanding as of       , 2000;

  . 295,265 shares represented by warrants for Series A redeemable convertible preferred stock;

  .       shares of common stock available for issuance under our 1999 Stock
     Plan;

  . 1,000,000 shares of common stock available for issuance under our 2000 Employee Stock Purchase Plan immediately following the offering;

  . 300,000 shares of common stock issuable upon exercise of options to be granted upon the closing of the offering pursuant to the 2000 Director Option Plan; and

  .       shares of common stock issuable upon exercise of options
     outstanding as of       , 2000 with a weighted average price of $0.09
     per share.

                         Summary Financial Information

   The statement of operations data presented below has been prepared from the unaudited pro forma combined financial statements as of and for the nine months ended September 30, 1999, giving effect to two acquisitions that occurred after September 30, 1999 as if such transactions had occurred on January 1, 1999. The pro forma combined summary financial information excludes the effect of the assumed conversion of all shares of Series A and Series B preferred stock.

                                                                   Pro forma
                                                                   combined
                                                               nine months ended
                                                                 September 30,
                                                                     1999
                                                               -----------------
Statement of Operations Data:
Revenues.....................................................    $    518,111
Cost of revenues.............................................       1,515,998
Gross margin.................................................        (997,887)
Loss from operations ........................................     (10,443,563)
Net loss applicable to common stockholders...................     (10,643,341)
Basic and diluted net loss per share.........................           (5.54)
Weighted average shares used in computing pro forma basic and diluted net loss
 per share ..................................................       1,945,773

                                                        September 30, 1999
                                                      ------------------------
                                                        Actual     As adjusted
                                                      -----------  -----------
Balance Sheet Data:
Cash and cash equivalents............................ $   863,459     $
Working capital (deficit)............................  (1,060,193)
Total assets.........................................   3,357,548
Note payable and equipment financing, less current
 portion.............................................   1,805,366
Redeemable convertible preferred stock...............   6,326,365
Total stockholders' deficit..........................  (6,955,595)

   See note 1 of notes to financial statements included elsewhere in this prospectus for an explanation of the determination of the number of shares used in computing per share data and the complete discussion on unaudited pro forma earnings per share.

   The as adjusted pro forma amounts above give effect to the sale of the shares of common stock offered hereby at an assumed public offering price of
$    per share (less underwriting discounts and commissions and estimated offering expenses) and the conversion at the closing of this offering of
shares of preferred stock into     shares of common stock as of    , 2000. See
"Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

   Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock.

                         Risks Related to Our Business

We have a limited operating history and operate in a new industry which makes evaluating our business prospects and results of operations difficult.

   We were incorporated in December 1998 and had revenues of $304,591 during the nine months ended September 30, 1999. It is difficult to evaluate our business prospects and results of operations because of our limited operating history. Furthermore, we participate in the Linux services market, which has only recently begun to exhibit significant growth. Few Linux-based products have gained widespread acceptance partly due to the lack of service and support available on commercial terms in the open-source industry. You should consider the risks and difficulties we may encounter as a development-stage company in the new and rapidly evolving Linux services market.

   Our success will depend on many factors, including:

  . the uncertain rate of growth in usage and acceptance of the Linux operating system and related open-source software and solutions;

  . the evolving and unpredictable nature of our business given that our business is closely linked with open-source software and solutions;

  .  the uncertain demand for our services;

  . our need to expand our professional services, sales and customer support organizations;

  .  our need to develop new service offerings; and

  . increased competition in the Linux industry as well as the competition we face from offerings based on proprietary operating systems.

   If we fail to address any of these risks or difficulties adequately, our business strategy may not be successful and our revenues will likely not grow.

We have incurred substantial losses and anticipate future losses.

   We incurred losses of approximately $10.2 million in the nine months ended September 30, 1999 as we expanded our operations and had a stockholders' deficit accumulated deficit of approximately $7.0 million as of September 30, 1999. As we grow our business, we expect to incur significant expenditures for marketing, recruiting and hiring additional personnel, upgrading our information technology infrastructure and expanding into new markets. As a result, we expect that our operating expenses will increase significantly in the near term and, consequently, we expect to incur losses in 1999, 2000 and 2001. Although our revenues grew rapidly in 1999, we may not be able to maintain this revenue growth. In addition, increased competition or slower than anticipated growth in our market could also affect our revenue growth. We cannot be certain that we will achieve profitability or that, if we do achieve profitability, we will be able to sustain it.

We may be unable to attract and retain Linux experts and other personnel to grow our business.

   Our future success depends, in part, on our ability to identify, attract, retain and motivate highly skilled personnel. We intend to hire a significant number of additional technical professionals, leading Linux experts, and sales and marketing and other personnel during fiscal 2000. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain sufficient highly qualified personnel. Our future success and ability to achieve our revenue growth also depend upon the continued service of our executive officers and other key marketing and support personnel. Competition for qualified personnel in our industry and in the San Francisco Bay Area, as well as the other geographic markets in which we recruit, is extremely intense and characterized by rapidly increasing salaries, which may increase our operating expenses or hinder our ability to recruit qualified candidates.

We have historically generated a large part of our revenues from a small number of customers.

   To date, we have derived a significant portion of our revenues from a limited number of customers. For example, our three largest customers accounted for 43%, 16% and 13%, respectively, of our revenues during the nine months ended September 30, 1999. The volume of work performed for these customers may not be sustained from year to year, and there is a risk that these principal customers may not retain us in the future. Any cancelation, deferral or significant reduction in the amount of work performed for these customers could have a material adverse effect on our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

We may not be able to achieve high gross margins if we are unable to utilize our technical staff effectively, if there are fluctuations in work flow or if our implementation of a new information technology infrastructure does not result in the efficiencies that we expect from it.

   Our success as a service business is highly dependent on our ability to achieve and retain high gross margins. For the nine months ended September 30, 1999, we had negative gross margin of $ 1.0 million. Our gross margins are affected by fluctuations in the work flow from our customers as well as the efficient use of the time of our professional staff. While we continue to expand our business, some of our highly skilled personnel may have to spend extensive amounts of time marketing our services or other administrative matters and not customer solutions. In addition, we are implementing an advanced information technology infrastructure in order to handle the demands of our growing business. If we are unable to carry out such implementation or if our new infrastructure does not result in the efficiencies that we expect from it, our gross margins may suffer. Our failure to achieve high gross margins or margins comparable to our competitors' may adversely affect the market price of our common stock and our ability to achieve profitability.

Our revenues are difficult to predict because they will in part be generated on a project-by-project basis.

   We expect to derive revenues for our professional services offerings primarily from fees for services generated on a project-by-project basis. These projects will likely vary in size and scope. Therefore, a customer that accounts for a significant portion of our revenues in a given period may not generate a similar amount of revenues, if any, in subsequent periods. In addition, after we complete a project, we have no assurance that a customer will retain our services in the future. Furthermore, our existing clients can generally reduce the scope of an engagement or cancel their use of our services without penalty and with little or no notice. If clients terminate existing engagements or if we are unable to enter into new engagements, our revenues in the relevant period could substantially decline and we may underutilize existing resources that cannot be quickly redeployed to other client engagements.

   Our ability to accurately forecast our quarterly revenues is made difficult by our limited operating history and the new and rapidly evolving market for Linux. In addition, a significant portion of our operating costs are fixed and based on our revenue expectations. Therefore, if we have a shortfall in revenues, we may be unable to reduce our expenses quickly enough to avoid lower quarterly operating results. We do not know whether our business will grow rapidly enough to absorb these costs. As a result, our quarterly operating results could fluctuate, and such fluctuation could adversely affect the market price of our common stock.

   See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" for a more complete description of our sources of revenues and the impact of the nature of our business on our financial condition.

If we are unable to implement appropriate systems, procedures and controls to manage our expected growth, we may not be able to successfully offer our services and grow our business.

   Since we began operations in December 1998, we have significantly increased the size of our operations. During 1999, we hired approximately 120 employees and greatly increased our operating expenses. This growth has placed, and we expect that any future growth we experience will continue to place, a significant strain on our management, systems and resources. Our management team has not previously worked together. The quality of the services we render may be adversely affected if we do not create a highly cooperative environment within the management team and with employees. To manage growth effectively, we will need to continue to implement or update our operational and financial systems, procedures and controls. If we fail to implement appropriate internal systems, and necessary modifications and improvements to these systems, our business will suffer.

A failure of our information technology infrastructure to handle the demands of our current or future business would adversely affect our business.

   Our service offerings and business strategy are highly dependent on the efficient performance of our Internet-based information technology. Although we divide our information technology infrastructure among various locations in anticipation of possible system outages or failures, we cannot assure you the systems operated by us or by outside service providers will be adequate to handle the demands of our business or will be maintained without any material interruption. A significant growth of our business could result in an unexpected increase in the demand for our Internet-based services. Even though we are implementing an advanced information technology infrastructure that is designed to handle such increased demand, we cannot assure you that our infrastructure will be in place when we experience such increased demand, or if we do, such infrastructure will be able to handle the increased demand. Any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in our responsiveness to our customers could harm our reputation and adversely affect our business.

Our customers and competitors may offer their own technical support and services which could result in a loss of market share.

   Currently, we provide education and technical support for large businesses and major hardware and software vendors. To the extent the Linux operating system gains broader market acceptance, these companies may develop their own technical support and services for Linux-based operations. These companies, which have large customer bases, greater financial resources and better name recognition than we do, may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to their customers than we can. These companies also may be able to leverage their existing service organizations and provide a more comprehensive offering of services and higher levels of support on a more cost-effective basis than we can. Furthermore, other suppliers of Linux operating systems are focusing on technical support and services. It is possible that these businesses will form alliances to enable them to provide more effective services. Increased competition and the emergence of other Linux-related services companies may result in price reductions, lower-than-expected gross margins or our inability to establish a meaningful market share, any of which may cause our business to fail.

Our management team is new and, if they are unable to work together effectively, our business could be seriously harmed.

   Our business is highly dependent on the ability of our management team to work together effectively to meet demands of our growth. We grew from five employees at December 31, 1998 to 122 employees at December 31, 1999. These individuals have not previously worked together as a management team and have only had limited experience managing a rapidly growing company.

We face risks related to expanding into new services and business areas.

   To increase our revenues, we could expand our operations by promoting new or complementary services and by expanding into new business areas. These services could require both modification of existing systems and the creation or acquisition of new software, systems and other technologies. We may lack the managerial and technical resources necessary to expand our service offerings. These initiatives may not generate sufficient revenues to offset their cost. If we are unable for any reason to expand our services in line with our customer demands, our reputation and business could suffer.

Attempts to expand by means of business combinations and strategic alliances may harm our operational efficiency, financial performance and relationships with employees and third parties.

   We may also expand our operations or market presence by making investments in or entering into business combinations, joint ventures or other strategic alliances with other businesses both in the United States and internationally. Our ability to expand in this way may be limited due to the many financial and operational risks accompanying such transactions. For example:

  . these transactions may be time consuming, place strains on our resources and divert management's attention away from our core, day-to-day business;

  . efficient integration of the acquired businesses or technologies may not be successful, thereby reducing any anticipated revenues and cost benefits;

  . our stockholders will incur dilution if we issue equity in connection with these transactions; and

  . our relationships with existing employees, customers and business partners may be weakened or terminated as a result of these transactions.

If we fail to adequately promote and maintain our brand name or are unable to continue using "Linux" as part of our brand name, our business may be adversely affected.

   We believe that increasing the recognition of the Linuxcare brand is critical to our success. To promote and maintain our brand identity and to attract and retain customers, we plan to increase our spending on advertising and promotions and to implement new marketing campaigns. We cannot be certain that these strategies will be successful. If we are unable to design and implement effective marketing campaigns or otherwise fail to promote and maintain our brand, our revenues will not grow sufficiently. Our business will suffer if we incur excessive expenses in an attempt to promote and maintain our brand without a corresponding increase in revenues. Mr. Linus Torvalds owns the trademark to "Linux" and has approved our use of the word Linux in our company name as well as in the title of our websites. This approval may be revoked for any reason, however, and we may no longer be able to use this trademark in our brand or in the title of our website. Trademark owners must enforce their trademarks effectively in order for their trademarks to remain valid. Should the "Linux" trademark not be enforced adequately, because of lack of resources or otherwise, or be invalidated through legal action, our business could suffer. We have no right to police the use of the term "Linux." Lack of policing could cause the loss of the trademark as well as confusion about the source, quality, reputation and dependability of Linux, which would harm our company's reputation. In addition, the trademark "Linux" may become widely used and diluted. This may, in turn, dilute our brand and decrease the efficacy of our branding strategy.

We may be unable to execute our business model in international markets.

   A key component to our growth strategy is to expand our presence outside the United States and become recognized as an international leader in the provision of Linux-related services. To date, we have only limited experience marketing, selling and supporting our services on an international basis. We have recently expanded our operations internationally and we are considering further international expansion. It will be costly to establish international operations, promote our brand internationally and develop localized websites and network support. Revenue from international activities may not offset the expense of establishing and maintaining these foreign operations. Furthermore, expanding our international operations subjects us to additional risks, including the following:

  .  deliver our services in multiple languages;

  . fluctuations in currency exchange rates or recessionary environments in overseas economies;

  . tariffs, duties, price controls or other trade barriers, and compliance with export and import laws; and

  . longer payment cycles and increased difficulties developing and maintaining credit procedures.

   Our failure to address these risks could inhibit or preclude our efforts to expand our business in international markets.

If we are unable to introduce and scale new services in a timely manner, our business will be harmed.

   The computer systems market is characterized by rapid technological change, changes in customer demands and evolving industry standards. Our services could be rendered obsolete if new technologies are introduced or new industry standards emerge and we are not able to keep up with such innovation.

   Computing environments are inherently complex. As a result, we cannot accurately estimate the long-term need for our services. New environments and new techniques may require us to hire and retain increasingly scarce, technically competent personnel. Significant delays or problems in installing or implementing new services could seriously damage our business.

   Our future success depends upon our ability to enhance existing services, develop new services and scale our business to satisfy customer demands. We may not be able to successfully identify new service opportunities to grow our business.

We may not be able to use intellectual property to protect ourselves from competition.

   While we have developed some proprietary techniques and know-how, most of our activities and knowledge may not be protectable as proprietary intellectual property. To protect our proprietary intellectual property, we generally enter into confidentiality or license agreements with our employees, consultants and corporate partners. In general, however, we have taken only limited steps to protect our intellectual property to date. Accordingly, we may be unable to use our intellectual property to prevent other companies from competing with us. In addition, we are unable to prevent third parties from developing techniques that are similar or superior to our technology, or from designing around our intellectual property.

We may be sued as a result of information published on, posted on or accessible from our websites.

   We may be subjected to claims for defamation, negligence, copyright or trademark infringement (including contributory infringement), or other claims relating to the information contained on our website, whether written by us or third parties. These types of claims have been brought against online services in the past, and can be costly to defend, regardless of the merit of the lawsuit. Although recent federal legislation protects online services from some claims when the material is written by third parties, this protection is limited. Furthermore, the law in this area remains in flux, and varies from state to state. While no claims have been made against us to date, our business could be seriously harmed if one were asserted.

The operating performance of our systems is dependent on outside providers.

   We rely on outside service providers to help maintain our networks and systems. For example, we outsource our Web server hosting to an outside co-location service provider. This provider's failure to maintain its systems and operations could adversely affect our business. In addition, our technical support services are highly dependent on Internet-based technology. Any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in our responsiveness could harm our reputation.

Increased sales of Linuxcare's services depends upon the expansion of the Internet as a platform for commerce and communication.

   Our success depends on the continued use and expansion of the Internet. If the Internet does not continue to become a widespread communications medium and commercial marketplace, the demand for Linuxcare's services could be significantly reduced. The Internet infrastructure may not be able to support the demands placed on it by continued growth. The Internet could lose its viability due to delays in the development or adoption of new equipment, standards and protocols to handle increased levels of Internet activity, security, reliability, cost, ease of use, accessibility and quality of service. Other factors that could inhibit the growth of the Internet and its use by business as a medium for communication and commerce include:

  .  concerns about security of transactions conducted over the Internet;

  . concerns about privacy and the use of data collected and stored recording interactions over the Internet; and

  . the possibility that federal, state, local or foreign governments will adopt laws or regulations limiting the use of the Internet or the use of information collected from communications or transactions over the Internet.

                             Risks Related to Linux

If widespread adoption of the Linux operating system does not occur, our business will be harmed.

   Our business depends on the willingness of customers to purchase Linux systems. For the foreseeable future, we expect to derive most of our revenues from the provision of Linux-related services and support. The Linux operating system is still in the early stages of gaining broad market acceptance. To date, this acceptance has been mostly limited to Internet infrastructure applications and academic research environments. Our success is dependent upon the continued and increased rate of adoption of Linux in these and other markets. If this does not occur, our business will materially suffer.

   The Linux operating system is an open-source software product, which users are licensed to freely copy, use, modify and distribute. Accordingly, anyone can download or otherwise copy the Linux operating system and numerous related software applications from the Internet, without cost. Few open-source software products have gained widespread commercial acceptance partly due to the lack of viable open source industry participants to offer adequate service and support. Moreover, open-source vendors are not able to provide standard warranties and indemnities for their products, because these products have been developed by independent parties over whom open source vendors exercise no control or supervision. If open-source software should fail to gain widespread commercial acceptance, our business could be adversely affected.

If Linux developers fail to enhance the core source code of the Linux operating system and develop Linux-based applications, our business will suffer.

   The core of the Linux operating system, the Linux kernel, is maintained by third parties. Mr. Linus Torvalds, the original developer of the Linux kernel, and a group of independent engineers, including some of our employees, are primarily responsible for the development and evolution of the Linux kernel. Any failure on the part of the kernel developers to further develop and enhance the kernel could stifle the development of additional Linux-based applications, which will affect our ability to expand our business.

Software applications for Linux-based operating systems must proliferate for our business to succeed.

   The growth in our business depends, in part, on the development of additional third-party software applications. Currently, many widely used applications have not been made compatible with Linux. Moreover, many standard applications, such as word processors, databases, accounting packages, spreadsheets, e-mail programs, graphics software and personal productivity applications, that have been made compatible with Linux have not achieved market acceptance. These applications must gain mainstream acceptance in business and consumer markets for our business to grow. We intend to encourage the development of additional applications that operate on Linux-based operating systems by providing services that assist developers in porting applications to the Linux platform. If we are not successful in achieving these goals, however, our services and products will not gain mainstream business and consumer acceptance and we may not be able to grow our business.

If multiple and incompatible versions of Linux achieve sufficient market acceptance, demand for our services could decline.

   Currently, most Linux distributions are compatible and Linux applications can operate across these distributions. If incompatible versions of Linux should develop, however, customers may become less likely to purchase Linux products and our business would suffer. In addition, should multiple and incompatible versions of Linux achieve sufficient market acceptance, we may be required to support more distributions, which could result in increased operating expenses.

We may not succeed if the Linux developer community fails to support us or reacts negatively to our business strategy.

   The Linux developer community may not continue to support us. Some members of the open-source software community have criticized companies that profit from open-source software. This type of negative reaction, from either customers or open source developers, could harm our reputation, diminish the Linuxcare brand and damage our business. If the Linux community fails to support us, we may be unable to stay aware of technological developments, which may harm our revenues.

We could be prevented from selling or developing our services and products if the GNU General Public License (GPL) and similar licenses under which the Linux-based systems operate are unenforceable.

   The Linux kernel and the Linux operating system have been developed and licensed under the GPL and similar open source licenses. These licenses require that any software program licensed under them may be copied, modified and distributed freely, so long as all modifications are also freely made available and licensed under the same conditions. We know of no instance in which a party has challenged the validity of these licenses or in which these licenses have been interpreted in a legal proceeding.

   It is possible that parties may refuse to comply with the restrictions of these licenses. It is also possible that a court would hold one or more of the restrictions in these licenses to be unenforceable in the event that someone were to file a claim asserting proprietary rights in a program developed and distributed under them. Any ruling by a court that the restrictions in these licenses are not enforceable, or that Linux-based operating systems, or modifications to them, may not be copied, modified, or distributed freely, would have the effect of preventing us from developing our services, unless we are able to negotiate a license for the use of the software or replace the affected portions. In the event that we obtain such a license, we would likely be required to make royalty payments with respect to sales covered by the license. Any royalty payments would harm our operating results. There can be no assurance that we can obtain such a license.

Failure of computer systems and software to be year 2000 compliant could increase our costs, disrupt our services and reduce demand from our customers.

   We confront the year 2000 problem in two contexts.

   Our customers. The failure of our customers to ensure that their operations are year 2000 compliant could have an adverse effect on them, which in turn could limit their ability to retain us as a third-party service provider or process our invoices in a timely manner. In addition, customers or potential customers may delay purchasing our services to the extent such customers or potential customers are required to devote resources to resolving the year 2000 problem.

   Our services. The solutions that we provide our customers integrate software and other technology from different providers. If there is a year 2000 problem with respect to a solution provided by us, it may be difficult to determine whether the problem relates to services that we have performed or is due to the software, technology or services of other providers. As a result, we may be subjected to year 2000-related lawsuits whether or not the services we have performed are year 2000 compliant. We cannot be certain what the outcomes of these types of lawsuits may be.

                         Risks Related to this Offering

Our stock price may be volatile and you may not be able to resell your shares at or above the initial public offering price.

   There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock will be determined through negotiations between the underwriters and us. This initial public offering price may vary from the market price of our common stock after the offering. If you purchase shares of common stock, you may not be able to resell those shares at or above the initial public offering price. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, include the following:

  . actual or anticipated fluctuations in our annual and quarterly operating results;

  .  changes in market valuations of other technology companies;

  .  changes in financial estimates by securities analysts;

  . variations in our operating results which may cause us to fail to meet analysts' or investors' expectations;

  . announcements by us or our competitors of significant technical innovations, contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  .  additions or departures of key personnel;

  .  future sale of equity or debt securities; and

  .  general economic, industry and market conditions.

   In addition, the stock market has experienced extreme volatility that often has been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of our performance. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

   You should read the "Underwriting" section for a more complete discussion of the factors that were considered in determining the initial public offering price of our common stock.

We may be unable to meet our future capital requirements and stockholders may experience additional dilution.

   We believe that the net proceeds of this offering will be sufficient to meet our capital requirements through the next 12 months. However, we may be required, or could elect to seek additional funding prior to that time, particularly if we elect to acquire complementary businesses, products or technologies. In the event we are required to raise additional funds we may not be able to do so on favorable terms, if at all. Further, if we issue new equity securities, stockholders may experience dilution or the holders of new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. For additional information on our anticipated future capital requirements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Substantial future sales of our common stock in the public market may depress our stock price.

   Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock. You should read "Shares Eligible for Future Sale" for a full discussion of shares that may be sold in the public market in the future.

You will experience immediate and substantial dilution in the book value of your shares.

   The initial public offering price is substantially higher than the book value per share of our outstanding common stock immediately after the offering. Accordingly, if you purchase common stock in the offering, you will incur
immediate dilution of approximately     in the book value per share of our
common stock from the price you pay for our common stock. For additional information on this calculation, see "Dilution."

Because some existing stockholders will together own a majority of our stock, the voting power of other stockholders, including purchasers in this offering, may be limited.

   After this offering, it is anticipated that our officers, directors, and five percent or greater stockholders will beneficially own or control, directly or indirectly, a majority of our shares of common stock. As a result, if some of these existing stockholders choose to act together, they will have the ability to control all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any business combinations. This may delay or prevent an acquisition or cause the market price of our stock to decline. Some of these persons or entities may have interests different from yours. For example, they may be more interested than other investors in selling our company or pursuing different business strategies.

The provisions of our charter documents may inhibit potential acquisition bids that a stockholder may believe are desirable, and the market price of our common stock may be lower as a result.

   Upon completion of this offering, our Board of Directors will have the authority to issue up to five million shares of preferred stock. Our Board of Directors can fix the price, rights, preferences, privileges and restrictions of the preferred stock without any further vote or action by our stockholders.

   The issuance of shares of preferred stock may delay or prevent a change in control transaction. As a result, the market price of our common stock and the voting and other rights of our stockholders may be adversely affected. The issuance of preferred stock may result in the loss of voting control to other stockholders. We have no current plans to issue any shares of preferred stock.

   Our charter documents also contain other provisions which may discourage, delay or prevent a merger or acquisition, including:

  .  only one of the three classes of directors is elected each year;

  .  our stockholders have limited rights to remove directors without cause;

  .  our stockholders have no right to act by written consent;

  . our stockholders have limited rights to call a special meeting of stockholders; and

  . stockholders must comply with advance notice requirements to nominate directors or submit proposals for consideration at stockholder meetings.

   These provisions could also have the effect of discouraging others from making tender offers for our common stock. As a result, these provisions may prevent the market price of our common stock from increasing substantially in response to actual or rumored takeover attempts. These provisions may also prevent changes in our management.

We have broad discretion in how we use the proceeds of this offering, and we may not use these proceeds effectively.

   Our management has broad discretion in the use of the net proceeds of this offering and could spend the net proceeds in ways that do not yield a favorable return or to which stockholders object. We may also use the proceeds to acquire complementary businesses or technologies, although no such acquisitions are currently planned. Until we need to use the proceeds of this offering, we plan to invest the net proceeds in investment grade, interest-bearing securities.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


   This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance and include statements about our plans, objectives and services as well as our expectations and intentions. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements expressed or implied by any forward-looking statements.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

   We expect to receive net proceeds from the sale of the         shares of
common stock of approximately $        million (approximately $        million
if the underwriters' over-allotment option is exercised in full), at an assumed
initial public offering price of $        per share, after deducting
underwriting discounts and commissions and estimated offering expenses.

   We intend to use the net proceeds from this offering primarily for general corporate purposes, including working capital, funding our operating losses, expansion of our information technology infrastructure and capital expenditures. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no commitments or agreements and are not involved in any negotiations with respect to any such transactions. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

   The following table sets forth our capitalization as of September 30, 1999 on the following two bases:

  .  on an actual basis; and

  . on an as adjusted basis to give effect to the conversion of all shares of preferred stock into 7,917,536 shares of common stock and the sale of shares of common stock at an assumed initial offering price of $ per share (less underwriting discounts and commissions and estimated offering expenses).

   You should read this table in conjunction with our financial statements and the accompanying notes included elsewhere in this prospectus, "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                       September 30, 1999
                                                  -----------------------------
                                                     Actual     As Adjusted
                                                  ------------  -----------
Note payable and equipment financing, less
 current portion................................. $  1,805,366     $
Redeemable convertible preferred stock...........    6,326,365        --
  Preferred stock, $0.001 par value: 18,566,075
   shares authorized (actual), 7,917,536 issued
   and outstanding (actual)......................           --        --
Stockholders' equity:
  Common stock, $0.001 par value: 32,000,000
   authorized (actual); 8,748,018 issued and
   outstanding (actual)..........................          875     $
  Additional paid-in capital.....................    9,335,896
  Deferred compensation..........................   (6,138,148)     (   )
  Stockholder note receivable....................     (116,048)     (   )
  Accumulated deficit............................  (10,038,170)     (   )
                                                  ------------     -----
    Total stockholders' equity (deficit).........   (6,955,595)
                                                  ------------     -----
    Total capitalization......................... $  1,176,136     $
                                                  ============     =====

   The data in the table above excludes:

  . 468,093 shares issuable upon exercise of outstanding stock options outstanding as of September 30, 1999;

  . 1,517,479 shares of common stock available for issuance at September 30, 1999 under our 1999 Stock Plan;

  . 7,082,267 shares of Series B redeemable convertible preferred stock issued subsequent to September 30, 1999;

  . 8,606,838 shares of restricted common stock outstanding as of September 30, 1999; and

  . 295,265 shares represented by warrants for Series A redeemable convertible preferred stock.

   For additional information regarding these shares, see "Management--Stock Plan," "Certain Relationships and Related Transactions," "Description of Capital Stock" and note 6 of the notes to financial statements included elsewhere in this prospectus.

                                    DILUTION
                       (in thousands, except share data)

   If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of common
stock after this offering. Our pro forma net tangible book value as of      ,
1999 was $   or $   per share of common stock. Net tangible book value per
share represents the amount of our total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to
the sale of the    shares of common stock offered hereby (at an assumed public
offering price of $   per share (less underwriting discounts and commissions
and estimated offering expenses), our pro forma net tangible book value as of
     , 1999 would have been $   or approximately $   per share. This represents
an immediate increase in net tangible book value of $   per share to existing
stockholders and an immediate dilution in net tangible book value of $   per
share to new investors, or approximately   % of the initial public offering
price of $   per share. The following table illustrates this per share
dilution:

Assumed initial public offering price per share......................     $
  Pro forma net tangible book value per share at    , 2000........... $
  Increase per share attributable to this offering................... $
                                                                      ---
Pro forma as adjusted net tangible book value per share after this
 offering............................................................     $
                                                                          ----
Dilution per share to new investors..................................     $
                                                                          ====

   The following table shows on a pro forma basis after giving effect to this
offering, based on an assumed initial public offering price of $   per share,
as of      , 1999, the differences between the existing holders of common stock and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid, before deducting the underwriting discounts and commissions and estimated offering expenses:

                                Shares
                              Purchased    Total Consideration
                            -------------- ---------------------   Average Price
                            Number Percent  Amount     Percent       Per Share
                            ------ ------- ---------  ----------   -------------
Existing stockholders......              %  $                    %      $
New investors..............
                             ---    -----   ---------  ----------
  Total....................         100.0%  $               100.0%
                             ===    =====   =========  ==========

   The foregoing discussion and table are based on actual shares outstanding on
     , 1999 and assume no exercise of any stock options outstanding as of
     , 1999. As of      , 1999, there were options outstanding to purchase
shares of common stock at a weighted average exercise price of $   per share.
To the extent any of these options are exercised, there will be further dilution to investors. See "Capitalization," "Management--Stock Plans," "Description of Capital Stock" and note 8 of notes to financial statements include elsewhere in this prospectus.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

   The following unaudited pro forma combined financial statements as of and for the nine months ended September 30, 1999 have been prepared from the historical financial statements of Linuxcare, Inc., The Puffin Group Inc. ("Puffin") and Prosa Progettazione Sviluppo Aperto s.r.l. ("Prosa"). The unaudited pro forma combined balance sheet gives effect to the acquisitions of Puffin and Prosa as if such transactions had occurred on September 30, 1999. The unaudited pro forma combined statement of operations give effect to the acquisitions of Puffin and Prosa as if such transactions had occurred on January 1, 1999.

   On October 1, 1999, we purchased all of the outstanding common stock of Puffin, a company organized under the laws of Canada, for 100,000 shares of our common stock and options to purchase 325,000 shares of our common stock at an exercise price of $0.13. The options to purchase 325,000 shares were allocated between purchase price consideration (25,000 shares) and consideration given to certain key employees of Puffin, contingent upon employment by us (300,000 shares). On December 30, 1999, we also purchased all of the outstanding common stock of Prosa, a company organized under the laws of Italy, for $290,000 and options to purchase 25,000 shares of our common stock. The cash payment was considered purchase price consideration and the options to purchase 25,000 shares were considered compensation for employment.

   The unaudited pro forma combined statements of operations for the periods from inception to December 31, 1998 for Linuxcare, Puffin and Prosa have not been presented as the loss related to each company individually was insignificant. The combined loss for the three entities for the period from inception to December 31, 1998 was approximately $19,000 and the amortization of goodwill and deferred compensation was approximately $366,000, leading to a total pro forma combined loss for the period from inception to December 31, 1998 of $385,000.

   The unaudited pro forma combined financial statements should be read in conjunction with our historical consolidated financial statements and related notes included elsewhere in this prospectus. The unaudited pro forma combined financial statements do not purport to be indicative of what our financial position or results of operations would have been assuming the acquisitions occurred on the indicated dates nor do they purport to be indicative of our future results of operations or financial condition.

   The unaudited pro forma financial information have been prepared and all calculations have been based upon assumptions that we believe are reasonable and necessary to present the information fairly. Each of the acquisitions has been accounted for using the purchase method of accounting. The purchase method of accounting allocates the aggregate purchase price to the assets acquired and liabilities assumed based upon their respective fair market values. The excess purchase price over the fair market value of the net assets acquired has been allocated to goodwill.

                                LINUXCARE, INC.

              Unaudited Pro Forma Combined Statement of Operations
                  For the Nine Months Ended September 30, 1999

                                                            Combined     Pro Forma      Pro Forma
                           Linuxcare     Prosa    Puffin     Total      Adjustments      Combined
                          ------------  --------  ------- ------------  -----------    ------------
Revenues................  $    304,591  $115,785  $97,735 $    518,111   $             $    518,111
Cost of revenues........     1,329,960    91,688   94,350    1,515,998                    1,515,998
                          ------------  --------  ------- ------------                 ------------
 Gross margin...........    (1,025,369)   24,097    3,385     (997,887)                    (997,887)
Operating expenses
 Sales and marketing....     2,235,506        --    1,381    2,236,887                    2,236,887
 General and
  administrative........     3,356,701    35,125    1,701    3,393,527                    3,393,527
 Goodwill amortization..            --        --       --           --     218,343 (a)      218,343
 Amortization of
  deferred stock
  compensation..........     3,207,768        --       --    3,207,768     389,151 (b)    3,596,919
                          ------------  --------  ------- ------------   ---------     ------------
 Total operating
  expenses..............     8,799,975    35,125    3,082    8,838,182     607,494        9,445,676
(Loss) gain from
 operations.............    (9,825,344)  (11,028)     303   (9,836,069)   (607,494)     (10,443,563)
Interest expense........       199,368       410       --      199,778                      199,778
                          ------------  --------  ------- ------------   ---------     ------------
Net (loss) gain.........   (10,024,712)  (11,438)     303  (10,035,847)   (607,494)     (10,643,341)
Preferred stock
 accretion..............      (127,689)       --       --     (127,689)                    (127,689)
                          ------------  --------  ------- ------------   ---------     ------------
Net (loss) gain
 applicable to common
 stockholders...........  $(10,152,401) $(11,438) $   303 $(10,163,536)  $(607,494)    $(10,771,030)
                          ============  ========  ======= ============   =========     ============
Basic and diluted net
 loss per share.........  $      (5.50)                                                $      (5.54)
                          ============                                                 ============
Weighted average shares
 outstanding............     1,845,773                                                    1,945,773
                          ============                                                 ============
Pro forma basic and
 diluted net loss per
 share (unaudited)......  $      (1.35)                                                $      (1.42)
                          ============                                                 ============
Weighted average share
 used in computing pro
 forma basic and diluted
 net loss per share ....     7,403,053                                                    7,503,053 (c)
                          ============                                                 ============

--------
(a) Reflects amortization of goodwill in connection with the acquisitions.
(b) Reflects amortization of deferred compensation recorded in connection with the acquisitions.
(c) Basic and diluted loss per share reflects the issuance of 100,000 shares issued in connection with the Puffin acquisition as though they were outstanding for the nine-month period ended September 30, 1999. Options that were considered compensation for employment were excluded from the per share calculations as they are antidilutive.

                                LINUXCARE, INC.

                   Unaudited Pro Forma Combined Balance Sheet
                            As of September 30, 1999

                           Linuxcare,                        Combined     Pro Forma             Pro Forma
                              Inc.       Prosa    Puffin      Total      Adjustments             Combined
                          ------------  --------  -------  ------------  -----------           ------------
Assets
Current assets
 Cash and cash
  equivalents...........  $    863,459  $  7,140  $14,335  $    884,934  $                     $    884,594
 Accounts receivable,
  net...................       207,664    70,939   40,000       318,603                             318,603
 Other current assets...        50,096     8,599    4,862        63,557                              63,557
                          ------------  --------  -------  ------------  ----------            ------------
 Total current assets...     1,121,219    86,678   59,197     1,267,094                           1,267,094
 Property and equipment,
  net...................       990,600     5,547    8,461     1,004,608                           1,004,608
 Intangibles, net.......            --        --       --            --     655,030 (a)             655,030
 Debt issuance costs and
  other.................     1,245,729     6,054       --     1,251,783                           1,251,783
                          ------------  --------  -------  ------------  ----------            ------------
 Total assets...........  $  3,357,548  $ 98,279  $67,658  $  3,523,485  $  655,030            $  4,178,515
                          ============  ========  =======  ============  ==========            ============
Liabilities &
 shareholders' (deficit)
 equity
Current liabilities
 Accounts payable.......  $  1,049,695  $ 90,771  $35,864  $  1,176,330  $                     $  1,176,330
 Accrued liabilities....       231,073        --   18,164       249,237                             249,237
 Deferred revenue.......       316,000        --       --       316,000                             316,000
 Note payable...........       487,682        --       --       487,682                             487,682
 Current portion of
  equipment financing...        96,962        --       --        96,962                              96,962
                          ------------  --------  -------  ------------  ----------            ------------
 Total current
  liabilities...........     2,181,412    90,771   54,028     2,326,211                           2,326,211
Equipment financing,
 less current portion...       293,048     9,253       --       302,301                             302,301
Note payable, less
 current portion........     1,512,318        --       --     1,512,318                           1,512,318
Redeemable convertible
 preferred stock........     6,326,365        --       --     6,326,365                           6,326,365

Stockholders' deficit
 Common stock...........           875    12,703   16,767        30,345     (29,470)(c)                 875
 Additional paid-in
  capital...............     9,335,896        --       --     9,335,896   2,326,558 (a)(c)       11,662,454
 Currency translation
  adjustment............            --      (580)      --          (580)        580 (b)                  --
 Deferred stock
  compensation..........    (6,138,148)       --       --    (6,138,148) (1,052,149)(c)          (7,190,297)
 Stockholder note
  receivable............      (116,048)       --       --      (116,048)                           (116,048)
 Accumulated deficit....   (10,038,170)  (13,868)  (3,137)  (10,055,175)   (590,489)(a)(b)(c)   (10,645,664)
                          ------------  --------  -------  ------------  ----------            ------------
 Stockholders'(deficit)
  equity................    (6,955,595)   (1,745)  13,630    (6,943,710)    655,030              (6,288,680)
                          ------------  --------  -------  ------------  ----------            ------------
 Total liabilities &
  stockholders'
  deficit...............  $  3,357,548  $ 98,278  $67,658  $  3,523,485  $  655,030            $  4,178,515
                          ============  ========  =======  ============  ==========            ============

--------
(a) Reflects the capitalization of goodwill of $873,373 related to the acquisitions, net of amortization of $218,343.
(b) Reflects the elimination of stockholder equity accounts in the acquired companies.
(c) Reflects $1,441,300 of deferred compensation, net of $389,151 in amortization for the fair value of stock options granted to new employees, the majority of whom were formerly shareholders of the acquired entities.

                            SELECTED FINANCIAL DATA

   In the table below, we provide summary historical financial data of Linuxcare. We have prepared this information using the financial statements of Linuxcare as of December 31, 1998 and September 30, 1999 and for the period from December 9, 1998 (inception) to December 31, 1998 and for the nine months ended September 30, 1999.

   When you read this summary historical financial data it is important that you read along with it the historical financial statements and related notes included elsewhere in this prospectus, as well as the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                   Period from    Nine months
                                                 December 9, 1998    ended
                                                  (inception) to   September
                                                   December 31,       30,
                                                       1998           1999
                                                 ---------------- ------------
Statement of Operations Data:
Revenues.......................................      $     --     $    304,591
Cost of revenues...............................            --        1,329,960
                                                     --------     ------------
Gross margin...................................            --       (1,025,369)
Operating expenses:
  Sales and marketing..........................            --        2,235,506
  General and administrative...................        13,458        3,356,701
  Amortization of deferred stock compensation..            --        3,207,768
                                                     --------     ------------
    Total operating expenses...................       (13,458)      (8,799,975)
                                                     --------     ------------
Loss from operations...........................       (13,458)      (9,825,344)
Interest expense...............................            --          199,368
                                                     --------     ------------
Net loss.......................................       (13,458)     (10,024,712)
Preferred stock accretion......................            --         (127,689)
                                                     --------     ------------
Net loss applicable to common stockholders.....      $(13,458)    $(10,152,401)
                                                     ========     ============
Basic and diluted net loss per share...........      $     --     $      (5.50)
                                                     ========     ============
Weighted average shares used in computing basic
 and diluted net loss per share................            --        1,845,773
                                                     ========     ============
Pro forma basic and diluted net loss per share
 (unaudited)...................................                   $      (1.35)
                                                                  ============
Weighted average shares used in computing basic
 and diluted net loss per share (unaudited)....                      7,403,053
                                                                  ============
Balance Sheet Data (end of period):
Cash and cash equivalents......................      $138,920     $    863,459
Working capital (deficit)......................       186,842       (1,060,193)
Total assets...................................       200,300        3,357,548
Notes payable and equipment financing, less
 current portion...............................       200,000        1,805,366
Redeemable convertible preferred stock.........            --        6,326,365
Total stockholders' deficit....................       (13,158)      (6,955,595)

   See note 1 of notes to financial statements for an explanation of the determination of the average number of shares of common stock used to compute net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with "Selected Financial Data" and our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors including the risks discussed in "Risk Factors" and elsewhere in this prospectus.

Overview

   We are a recognized leader in providing services for Linux. We commenced operations in December 1998 and offer a comprehensive range of services to support business customers. We offer our customers professional services, technical support, education and product certification across all major Linux distributions and hardware platforms. We are implementing a scalable, Internet-based infrastructure to enable us to provide high-quality solutions to our customers in a timely and cost-effective manner.

   We expect to derive our revenues from our four principal business units: professional services, technical support, education and product certification. We currently provide professional services only on a time-and-materials basis and recognize these revenues as and when the services are provided. As our business expands, we expect a portion of our professional services to be provided on a fixed-fee basis. Fees for technical support are generated on an hourly basis, a per incident basis or pursuant to long-term service agreements. We recognize such revenues as services are performed or pro-rata over the term of the service agreement, as applicable. Our educational materials are licensed to customers in return for a training fee and a per student royalty. The former is recognized upon completion of the training while the latter is recognized as generated. We expect to provide our product certification services either on a per usage basis or pursuant to long-term, fixed-fee contracts. We recognize these revenues when the service is completed or pro rata over the term of the contract. For the nine months ended September 30, 1999, substantially all of our revenues was derived from technical support and education services. As our business matures, we expect professional services and technical support to represent a majority of our revenues.

   As of December 31, 1999, we had international operations with sales personnel located in Canada, the United Kingdom, Germany, The Netherlands, Sweden and Australia. We also had direct sales coverage in Japan and France. Through September 30, 1999, 13% of our revenues related to companies outside North America. We intend to continue to increase our international operations through new hires and selective acquisitions.

   Cost of revenues consist primarily of direct labor costs, including salaries, employee benefits and incentive compensation, of employees directly associated with the delivery of our services in client engagements, non-reimbursed out-of-pocket expenses incurred by such employees and a proportionate share of certain operating expenses.

   We define gross profit as our revenues less our cost of revenues and define gross margin as gross profit as a percentage of revenues. We expect that our ability to achieve favorable gross margins will depend on our ability to improve our efficiencies in the delivery of our services, as measured by utilization rates and effective billing rates. We define effective billing rate as our total revenues over total billable employee hours.

   Sales and marketing expenses consist primarily of the salaries, commissions and related expenses for employees dedicated to our sales and marketing efforts. Additionally, we include in sales and marketing expenses costs associated with public relations, the expenses associated with the design of our website, marketing events and promotions. We expect sales and marketing expenses to substantially increase in the future, primarily as a result of a significant expansion in our direct sales force and increase in expenses associated with marketing programs and events.

   General and administrative expenses consist of the salaries, employee benefits and incentive compensation of employees performing managerial, finance and administrative functions, depreciation and amortization expenses largely related to our information technology infrastructure and costs associated with recruiting and training activities. We expect our general and administrative expenses to substantially increase in the future as we invest in our support infrastructure and technology.

   Amortization of deferred stock compensation represents the non-cash expense associated with the amortization of the difference between the deemed fair value of the common stock for accounting purposes and the option exercise price over the vesting period or the service period, as applicable. In connection with the grant of certain stock to employees for the nine months ended September 30, 1999, we recorded deferred stock compensation of approximately $5.1 million within stockholders' deficit. During the period from December 9, 1998 (inception) through December 31, 1998, we recorded deferred stock compensation of approximately $0.3 million for restricted common shares granted to consultants. For the nine months ended September 30, 1999, we recorded deferred stock compensation of approximately $4.0 million and amortization of deferred stock compensation of $1.7 million for consultants and $1.5 million for employees. The deferred stock compensation is being amortized on an accelerated basis over the vesting period of the individual award, generally four years. After giving effect to the remaining deferred stock compensation at September 1999 of approximately $6.1 million and to the grant of additional options to employees in the fourth quarter of 1999, which will result in an additional $16.2 million of deferred stock compensation, we will recognize amortization of deferred stock compensation over the next four years.

   We have completed two acquisitions to date. In December 1999, we acquired The Puffin Group, a Canadian company, and Prosa, an Italian company. The acquisition of Puffin adds to Linuxcare's worldwide professional services capabilities, serving to further accelerate the rapid growth of Linux and open-source solutions in enterprise environments. The acquisition of Prosa adds to Linuxcare's embedded systems expertise. While we continue to consider new acquisitions in the United States and internationally as opportunities arise, we are not currently party to any acquisition-related agreements. The outstanding common stock of Puffin was purchased by us for 100,000 shares of our common stock and options to purchase an additional 325,000 shares. The options to purchase 325,000 shares were allocated between purchase price consideration (approximately 25,000 shares) and consideration given to certain key employees contingent upon employment (approximately 300,000 shares). We also purchased the outstanding common stock of Prosa for $290,000 and options to purchase 25,000 shares of our common stock. The cash payment was considered purchase consideration, and the options to purchase 25,000 shares were considered employment consideration.

   We incurred significant start-up expenses for the first nine months of 1999 in salaries, infrastructure development, marketing and general administration. We expect to report an operating loss in 1999 and anticipate incurring operational losses in 2000 and 2001. In particular, we expect that our plans for increases in expenses and capital expenditures over the next two years to support our expected growth will adversely affect our operating results. As we grow our business, we expect to incur significant expenditures for marketing, recruiting and hiring additional personnel, upgrading our technology infrastructure and expanding into new markets.

   Predicting our future operating performance based on only three reported quarters is difficult given the uncertainty of our industry and the market as a whole. Since past results are not necessarily indicative of future outcome, our revenues and net income (loss) will likely fluctuate significantly from period to period. The primary factors that may cause our quarterly operating results to fluctuate include:

  . the uncertain rate of growth in the usage and acceptance of the Linux operating system and related open source software;

  .  our ability to continue to hire and retain leading Linux experts;

  .  the uncertain short-term and long-term demand for our services;

  . increased competition in the Linux industry as well as the competition we face from offerings based on proprietary operating systems;

  .  reductions in the cost of services offered by our competitors;

  . our ability to expand our professional services, sales and customer support organizations and develop new service offerings; and

  . general economic conditions and conditions in the particular industries in which we and our competitors operate.

Results of Operations

Quarterly Results of Operations

   The following table presents our unaudited quarterly data for the periods indicated. We derived these data from our unaudited consolidated interim financial statements, and, in our opinion, these data include all necessary adjustments, which consist only of normal recurring adjustments necessary to present fairly the financial results for the period.

                                                           Quarter Ended
                                                    -----------------------------
                                                    March 31, June 30,  Sept. 30,
                                                      1999      1999      1999
                                                    --------- --------  ---------
                                                       (dollars in thousands)
Statement of Operations Data:
Revenues...........................................  $    10  $   139    $   156
Cost of revenues...................................      173      465        692
                                                     -------  -------    -------
Gross margin.......................................     (163)    (326)      (536)
Operating expenses:
  Sales and marketing..............................      674      654        908
  General and administrative.......................      582    1,271      1,504
  Amortization of deferred stock compensation......       84    1,150      1,973
                                                     -------  -------    -------
    Total operating expenses.......................    1,340    3,075      4,385
Loss from operations...............................   (1,504)  (3,401)    (4,921)
Interest expenses..................................       --       --        199
                                                     -------  -------    -------
  Net loss.........................................  $(1,504) $(3,401)   $(5,120)
                                                     =======  =======    =======

Nine months ended September 30, 1999

   Revenues

   Revenues of $304,591 were generated primarily from the provision of technical support and education services.

   Cost of Revenues

   Costs of revenues were $1.3 million. During the period, we increased headcount significantly to support anticipated revenue growth.

   Sales and Marketing Expenses

   Sales and marketing expenses were $2.2 million, primarily attributable to sales and marketing personnel, launching Linuxcare, implementing public relations activities and purchasing advertising media.

   General and Administrative Expenses

   General and administrative expenses were $3.4 million, primarily attributable to salaries, legal and accounting and recruiting expense.

   Amortization of Deferred Stock Compensation

   In connection with the grant of restricted stock and stock options to employees and consultants, we recorded deferred stock compensation of $6.6 million and amortized $3.2 million during the period.

Period from December 9, 1998 (inception) to December 31, 1998

   During the period from inception to December 31, 1998, we incurred general and administrative expenses of $13,458.

Liquidity and Capital Resources

   Since inception, our operations have been financed primarily through the issuance of Series A redeemable convertible preferred stock on February 1, 1999 and April 16, 1999 for approximately $1.6 million and $3.2 million, respectively. As of September 30, 1999, we had cash of $863,459 and negative working capital of approximately $1.1 million.

   Cash used in operating activities during the nine months ending September 30, 1999 was $5.2 million. This was the result of a net loss of $10.1 million for the nine months ended September 30, 1999, partially offset by non-cash expenses including $3.2 million of amortization of deferred stock compensation, $0.3 million of depreciation and amortization of debt issuance costs, and $1.3 million of other net changes in working capital.

   Cash used in investing activities during the nine months ending September 30, 1999 was $1.1 million, consisting of purchases of property and equipment. We anticipate substantial capital expenditures in 2000 consistent with our anticipated growth in operations, investments, infrastructure and personnel.

   Cash provided by financing activities during the nine months ending September 30, 1999 was $7.0 million 1999. We raised $4.6 million through the sale of redeemable convertible preferred stock and $2.4 million through the sale and leaseback of equipment and leasehold improvements used in the business.

   On July 27, 1999, we entered into a subordinated loan and security agreement with a financial institution for maximum borrowings of $2.0 million. At September 30, 1999, we had outstanding $2.0 million in notes payable. This note payable bears an annual interest rate of 10% and is due in 36 months. We will be obligated to make interest and principal payments beginning six months after the issuance date. Until that time, interest accrues but is not payable. If we default, the note payable will bear an annual interest rate of 15%. This note payable is secured by certain of our tangible and intangible assets and is subject to several non-financial covenants.

   We also have a line of credit for equipment financing for up to $1.0 million. The annual interest rate on amounts borrowed under the line of credit is 7.5%. The credit facility contains customary covenants and expires in December 2002. As of September 30, 1999, we had drawn down $390,010 under the line of credit. This loan is secured by the equipment purchased.

   We are obligated under various non-cancelable operating leases for our office space. Future annual minimum rental commitments under the leases range in the aggregate from $0.3 million to $1.1 million over the next five years. Total future minimum rental commitments are approximately $4.9 million.

   In December 1999 and January 2000, we raised an aggregate $33.5 million of Series B redeemable convertible preferred stock to a variety of private investors. Our future liquidity and capital requirements will depend upon numerous factors, including the costs associated with the expansion of our information technology infrastructure and service offerings, the increases in our requirements for professionals, our sales and marketing activities and the amount of working capital and fixed asset investment required in our business. We do not believe we will generate positive cash flow from operations until 2002. We believe that our current cash and investment balances and available lines of credit facilities together with the net proceeds of this offering will be sufficient to meet our operating and capital requirements for at least the next 12 months. However, it is possible that we may require additional financing within this period, particularly if we acquire complementary businesses or technologies. As a result, we may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. We cannot assure you that additional funding, if needed, will be available on reasonable terms, or at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Our inability to raise capital when needed could seriously harm our business.

Recent Accounting Pronouncements

   In March 1998, the AICPA issued Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP No. 98-1 requires entities to capitalize certain costs related to internal-use software once certain criteria have been met. SOP No. 98-1 was adopted by the Company in fiscal 1999. The adoption of SOP No. 98-1 did not have a material effect on the Company's financial position or results of operations.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133, as recently amended, is effective for fiscal years beginning after June 15, 2000. We believe that the adoption of SFAS No. 133 will not have a material effect on the Company's financial position or results of operations.

Year 2000 Impact

 The Year 2000 Issue

   The year 2000 issue refers to the potential for disruption to business activities caused by system failures or miscalculations which are triggered by advancement of data records past the year 1999. Our business has not been affected by year 2000 issues. However, we cannot assure you that we will not experience any disruption related to year 2000 issues in the future. We are not currently aware of any unresolved year 2000 problems relating to any of our internal systems, nor do we believe that we have any significant systems that are not year 2000 compliant. Based on our assessment to date, we do not expect the total cost of year 2000 remediation to be material to our business. To date, our preparation and remediation costs have not been material.

   We confront the year 2000 risk in two contexts.

   Our customers. The failure of our customers to ensure that their operations are year 2000 compliant could have an adverse effect on them, which in turn could limit their ability to retain us as a third-party service provider or process our invoices in a timely manner. In addition, customers or potential customers may delay purchasing our services to the extent such customers or potential customers are required to devote resources to resolving the year 2000 problem.

   Our services. The solutions that we provide our customers integrate software and other technology from different providers. If there is a year 2000 problem with respect to a solution provided by us, it may be difficult to determine whether the problem relates to services that we have performed or is due to the software, technology or services of the other providers. As a result, we may be subjected to year 2000-related lawsuits whether or not the services we have performed are year 2000 compliant. We cannot be certain what the outcomes of these types of lawsuits may be.

                                    BUSINESS

Overview

   We are a recognized leader in providing services for Linux. We offer a comprehensive range of services, including professional services, technical support, education and product certification for Linux, leading open-source software packages and other related technologies. We deliver rapid, cost-effective, customized and expert solutions to our customers' Linux-related service needs. We are implementing an advanced Internet-based infrastructure that enhances our knowledge management and customer service delivery. We support all major variations, or distributions, of Linux on a variety of hardware platforms.

   Since our inception, we have focused on customer services for large businesses. We focus our sales and marketing efforts on original equipment manufacturers, or OEMs, software vendors, Global 1000 companies and Internet infrastructure providers. As a result of our early leadership in Linux-related services, we have forged strategic relationships with leading technology vendors including Dell Computer, Hewlett-Packard, IBM Global Services, Motorola, NEC Software, Oracle, Sun Microsystems and TurboLinux. Through these strategic relationships, we also provide services to end-users.

Industry Background

   The Growth of the Internet

   Companies are increasingly using the Internet to build cost-effective, reliable, highly efficient channels of communication and commerce with their global base of customers, suppliers and distribution partners. In addition, companies are adopting Internet-based business models to address the rapidly growing, global base of online consumers. According to International Data Corporation, or IDC, the number of worldwide Internet users is expected to grow from 142 million in 1998 to 502 million in 2003 and worldwide e-commerce revenues are projected to increase from approximately $50 billion to more than $1.3 trillion during the same period.

   To remain competitive, companies must implement more sophisticated, reliable and flexible Internet solutions. As a result, companies are rapidly deploying and integrating new technologies as their Internet information technology infrastructure needs grow. According to IDC, spending on Internet information technology infrastructure will grow from approximately $110 billion in 1998 to approximately $592 billion in 2003.

   The Emergence of Open-source Software

   Open source refers to software distributed under a legal license that permits free distribution and requires open availability of the source code. The best known open-source software is the Linux operating system, or Linux. Linux can be downloaded from the Internet free of charge and used with few restrictions. Open-source licenses such as those governing the use of Linux and related applications permit the public the right to read, modify, redistribute and use the software freely. Furthermore, because developers have access to the underlying source code, they are able to customize it for their specific needs. Developers can then submit their changes and enhancements for inclusion in future Linux releases. As a result, Linux is continuously improved by a worldwide community of software developers. The Internet's growth has enhanced the development of Linux, enabling large communities of independent developers to collaborate more effectively. This growth has accelerated development cycles and increased product quality. Businesses are increasingly adopting Linux and other open-source technologies for their Internet infrastructures. For example, the survey by Netcraft Web Server Survey (netcraft.com/survey) shows that, based on responses received during December 1999, Apache, an open-source Web server, commanded a 54% market share, as compared to 22% for Microsoft's Internet Information Server.

   Linux is Becoming the Leading Operating System for the Internet

   Companies are increasingly adopting Linux as a platform for applications and for file, print, Web and e-mail servers. According to IDC, Linux server shipments grew at an annual rate of 181% in 1998 and are expected to grow at a compound annual growth rate of approximately 27% through 2003. In addition, several technology industry leaders, including Hewlett-Packard, IBM and Motorola, have recently announced support for Linux. Linux offers multiple benefits to businesses, including:

  .  high quality and reliability;

  .  reduced total cost of ownership;

  . improved interoperability with other operating systems, applications and networks; and

  .  ease of customization due to the open availability of the source code.

   Linux is particularly well suited for the Internet where highly reliable, secure, low-cost and customizable solutions are essential. As a result, Linux is emerging as the leading operating system for the Internet. According to an April 1999 survey conducted by the Internet Operating System Counter (leb.net/hzo/ioscount), Linux ran on approximately 31% of the Web servers polled, more than any other single system.

   Market Opportunity

   Despite the various benefits and initial market acceptance of Linux, a number of challenges exist to the widespread adoption of Linux. We believe that the greatest obstacle impeding this adoption is the lack of professional services, technical support, education and product certification comparable to those available for traditional, proprietary operating systems such as Microsoft's Windows NT. According to a June 1999 Miller-Freeman survey, 33% of the respondents cited the lack of commercial support and services as the largest obstacle to buying open-source products. This study revealed that 79% of the respondents considered service and support to be an important factor in their buying decision.

   The open-source nature of Linux enables companies to market variations, or distributions, of Linux. Other Linux vendors have begun to bundle Linux distributions with hardware systems. However, these Linux software and hardware vendors generally provide services limited to their distributions and systems. In addition, other technology vendors and information technology services providers have focused neither on building the depth of expertise nor on providing the full range of services necessary to support Linux for business customers.

   We believe an opportunity exists for a vendor-neutral Linux services provider to emerge with the reputation and skills necessary to provide Linux-based solutions for enterprises. This provider must have:

  . the ability to provide a full service offering, including professional services, technical support, education and product certification;

  . knowledge of all major Linux distributions and compatible hardware platforms, and the ability to integrate Linux with existing computing environments;

  .  leading-edge technical expertise;

  . a scalable technology infrastructure to efficiently serve an expanding customer base; and

  . the active support of and involvement in the Linux and open-source communities.

Solution

   To address the need for comprehensive services for Linux, we offer the following solutions:

   Complete Software and Hardware Life Cycle Support

   We offer a comprehensive range of services spanning the entire software and hardware life cycle. We help customers evaluate Linux, select Linux hardware and software solutions, implement and maintain Linux solutions and receive ongoing education. Our service offerings consist of business analysis, systems implementation, application porting, device driver development, security audits, performance analysis, technical support, education and product certification. Our engineers' in-depth knowledge of major operating systems, applications and networks enables us to effectively integrate Linux and other open-source solutions with existing computing infrastructures. As an example of our broad-based services, Linuxcare provides Motorola with technical support for its engineering group, courseware for Motorola University and engineering support for Motorola's embedded systems group. We believe that our comprehensive range of services will help us develop long-term customer relationships.

   In-depth Linux and Open-source Expertise

   We have assembled a worldwide team of leading Linux experts who actively participate in the open-source community. As of December 31, 1999, we employed 65 prominent Linux and open-source hardware and software technologists. Many of these professionals are significant contributors to open-source projects, such as:

  .  the Linux kernel, the fundamental part of the operating system;

  .  SAMBA, a file and print server;

  .  Apache, a Web server;

  . Professional Home Page, or PHP, a solution that allows Internet servers to connect with back-end resources such as databases and scripting engines;

  .  EMACS, a text editing tool;

  .  ET-Linux, a leading Linux distribution for embedded systems;

  .  Majordomo, a mailing list management program; and

  . the development of Linux for chipsets from Hewlett-Packard, Intel and Motorola.

   We believe that the involvement of our professionals in these projects and our investment in Linux expertise make us an integral member of the Linux and open-source development communities. Our involvement in these communities enables us to maintain our leading-edge technical expertise and react quickly to new developments.

   Internet-based Delivery Model

   We are implementing a scalable, Internet-based infrastructure to help us more efficiently and effectively serve our expanding customer base. We are able to deliver services such as installation, diagnostics and maintenance remotely over the Internet, reducing the need for on-site personnel. As part of our infrastructure, we have implemented a knowledge sharing and management database consisting of information gained from all of our business units. We use our knowledge database to efficiently provide solutions to our customers. We also provide our customers Internet-based access to our knowledge database, which delivers automated responses to their questions. Our advanced infrastructure and knowledge database enable us to provide high-quality solutions to our customers in a timely and cost-effective manner.

   Vendor-neutral Services Offerings

   Our service offerings are distribution and hardware platform independent. We currently support 21 different Linux distributions and nine hardware platforms. Our vendor neutrality has helped us develop a comprehensive knowledge database that enables our experts to respond to our customers' diverse needs. We can help our customers choose the best Linux distribution and hardware platform for their needs, and integrate these technologies with their existing computing infrastructures. Furthermore, some customers with global operations, such as IBM Global Services, use multiple distributions of Linux. We can provide worldwide support to these customers under a single contract, eliminating the need to contract with multiple vendors.

   Support of the Open-source Community

   Linuxcare actively supports open-source initiatives, dedicating time and resources to projects that improve the Linux operating system and related applications. Our staff of recognized experts continues to contribute to the development of Linux. We also promote and participate in organizations such as Linux International, a Linux advocacy organization, the Linux Professional Institute, which establishes Linux skills certification standards, and the Linux Standards Base, which establishes design standards for Linux. Additionally, our website, linuxcare.com, provides a repository of technical information and resources about Linux and open-source solutions for developers and information technology professionals. We leverage expertise gained through our strong relationships with the Linux community to serve our customers more effectively. We believe that our active involvement in the Linux community, combined with the fact that we do not package and resell a Linux distribution, make us a well-respected member of the community and an attractive company for Linux experts to join.

Strategy

   Our objective is to become the leading provider of services for Linux. The key elements of our strategy are:

   Leverage Alliances with Leading Vendors

   We have selectively established alliances with leading OEMs and software vendors, including Dell, Oracle and Sun Microsystems. These relationships provide us with a range of benefits, including sales leads, co-marketing initiatives and the opportunity to provide services to their customers. In addition to representing an opportunity to reach a broad customer base, many of these OEMs and software vendors are also direct consumers of our services. They use our professional services to help formulate their Linux strategies, our certification services to validate their hardware platforms, Linuxcare University courseware to train their engineers and our technical support to assist their Linux engineering groups. We intend to further expand our existing alliances and establish new alliances with leading technology vendors. For example, we are establishing relationships with software and hardware vendors to port their applications to Linux.

   Focus on the Enterprise

   We intend to focus additional sales and marketing efforts toward Global 1000 companies and Internet infrastructure providers. We believe these companies require stable and cost-effective platforms such as Linux to run their increasingly complex software applications and take full advantage of the Internet. These companies require in-depth expertise in the integration of Linux and open-source solutions with existing computing environments. We have started working with Global 1000 companies and Internet infrastructure providers and we intend to leverage our experience with these customers to market and sell our services to new customers.

   Extend Technical Leadership

   To maintain the high quality of our services, increase the effectiveness of our solutions and attract and retain world-class Linux experts, we believe it is imperative for us to remain an active member of the Linux community and stay involved with the latest Linux developments. We continually research, test and evaluate new Linux-related technologies, which we incorporate into our solutions to better serve our existing and future customers. These efforts allow us to address quickly the growing demand for Linux porting, device driver development and Linux-based embedded systems.

   Leverage Scalable Internet-based Infrastructure

   We are implementing an advanced Internet-based infrastructure, rather than the more labor-intensive model of traditional service providers, to deliver the highest quality and most responsive services to our customers. We are replacing the traditional geographically-oriented service model with virtual work groups, which we refer to as Global Centers of Expertise. These Global Centers of Expertise are designed to allow technical experts of similar disciplines to work together regardless of their geographical locations. In addition, our knowledge database is a key component of our service model, providing our business units with ready access to valuable technical information. We believe that our technology infrastructure will allow us to grow our business in a cost-effective manner.

   Strengthen Our Brand

   Continuing to build our brand is essential to attracting new customers, strengthening our relationships with OEMs and software vendors, and enhancing our presence in the Linux and open-source communities. We intend to build our brand through a variety of strategies, including the promotion of linuxcare.com, public relations activities, co-marketing initiatives, direct marketing and focused advertising campaigns. Through our Linuxcare Labs business unit, we have developed a branding program that encourages vendors of products that have been awarded certification status to display the "Certified by Linuxcare Labs" logo on their products and websites. This program is designed to give end-users the assurance that certified products have been fully tested by Linuxcare for compliance with the Linux kernel and major distributions of Linux. To maintain the goodwill of the Linux community, a foundation of our brand, we will continue to contribute resources to open-source development projects.

   Promote the Adoption and Development of Linux

   We have partnered with a variety of technology vendors to encourage the development of commercial applications for Linux. We have a team of Linux experts who work on open-source projects and continue to support the development of Linux. We also actively support and sponsor the Linux Professional Institute, Linux International and the Linux Standards Base. We have developed a half-day session, "Linux for the Executive," which is currently available in a tutorial and will be made available via the Internet. We believe that our efforts to improve Linux and educate customers on its benefits encourage the adoption of Linux.

Linuxcare Services

   We offer a broad range of services for Linux, including professional services, technical support, education and product certification. We support all major Linux distributions and hardware platforms, giving customers choice and customization options to meet their needs.

   Professional Services

   Linuxcare Professional Services offers customers consulting services to help them fully benefit from their Linux investments. Linuxcare Professional Services uses Global Centers of Expertise to effectively deliver services on a worldwide basis. Each Global Center of Expertise is a team of experts with extensive skills in a technology area who work together independent of geographical location. These collaborative methods promote rapid solution development, allowing us to execute large, complex projects with high quality and enabling us to scale for increased business volume. We have established Global Centers of Expertise in the following areas:

  .  application porting                  .  security audits


  .  parallel computing and clustering    .  performance optimization


  .  device driver development            .  Web and e-mail servers


  .  network management                   .  open-source strategy consulting

                                          .  customized Linux solutions

   To ensure successful project management and delivery of our professional services, we have established consistent, company-wide procedures for each client engagement. These procedures consist of project analysis and proposal, engagement and contracting, development, testing and delivery. This project life cycle is also used to manage changes in project scope. Knowledge gained throughout a project is captured in the knowledge database for use in future client engagements.

   Customized Linux Solutions. As a service to our customers, we can customize Linux and Linux-based solutions to offer full compliance and optimized performance with their hardware or software products. A standard Linux distribution, typically sold through the retail channels, is designed to run on as many hardware configurations as possible, and must be suitable for a wide range of computing solutions. Customized Linux-based solutions from Linuxcare are streamlined and tuned for optimal performance, reliability, ease of use and security with a specific hardware or software configuration. As part of our customization service, we use the most current Linux kernel and driver versions available, perform a full security audit and certify the solution through Linuxcare Labs. In a test completed for one of our OEM customers, we demonstrated that our customized Linux solution performed as much as five times faster than a leading Linux distribution.

   Embedded Systems. We have recently established a group to focus on providing engineering support for our customers' embedded systems efforts. Embedded systems are operating systems that are built into equipment such as mobile phones, medical devices and industrial control systems. We believe that the cost-effective, portable, compact and robust characteristics of Linux are well suited to the rapidly expanding market for embedded systems. We employ Linux experts who are largely responsible for the development of one of the leading embedded Linux distributions, ET-Linux.

   Technical Support

   We offer customer support services 24 hours a day, seven days a week through our global network of customer service centers. Our technical support professionals provide customers with ongoing support on complex issues ranging from operating system installation to application usage. We support the installation and maintenance of all major Linux distributions as well as database products from IBM, Informix, Oracle and Sybase that run on Linux. In addition, we support numerous software applications, including StarOffice, Sendmail, Apache and SAMBA. Customer questions are typically received via e-mail, Web submission, telephone or fax and are routed to the appropriate technical resource. When appropriate, complex questions are referred to our Linux experts. We typically respond to customer questions by e-mail to provide efficient, accurate instructions.

   Our technical support services business unit has grown rapidly since its inception. We handled 140 incidents in the second quarter of 1999, increasing to approximately 15,000 incidents in the fourth quarter of 1999. We capture the knowledge gained in resolving these incidents in the knowledge database, increasing our level of automation and improving our service quality.

   Linuxcare University

   We offer educational materials for Linux and other open source technologies through our Linuxcare University business unit. Our courseware is designed by expert Linux developers and open source engineers in conjunction with professional courseware developers. We license our courseware to professional training centers in return for training fees and a per-student royalty. In addition, we have formed a partnership to deliver our courseware via the Internet.

   Our current courseware covers all major Linux distributions and includes:

  .  Linux Fundamentals                   .  Network Protocols


  .  Linux for Managers                   .  Network Operating Systems


  .  Extreme SAMBA                        .  Network Design, Implementation
                                             and Maintenance

  .  Linux Programming


                                          .  Networking Essentials
  .  Linux System Administration


                                          .  Local Area Network Implementation
  .  Linux System Administration for         and Maintenance
     NT Professionals


                                          .  LANs, WANs and the Internet
  .  Internetworking with Linux and
     TCP/IP

                                          .  Internet Fundamentals


  .  Apache Web Server                    .  Internet and Internet Security


  .  Architecture and Design of           .  Intranet Design and Migration
     Enterprise Systems


                                          .  Using the TCP/IP Protocol
  .  IT Infrastructure Implementation
     and Management

  .  Enterprise-wide Communications
     and Networking

   Linuxcare Labs

   Linuxcare Labs is a vendor-neutral testing facility that certifies hardware for use with the Linux operating system. Certification by Linuxcare Labs gives Linux users the assurance that all components of the tested product operate at full functionality with the Linux kernel and successfully run all major Linux distributions. Once certified, products earn the Linuxcare Labs certification mark, signifying that the product is "Linux-ready." We can certify hardware on a per usage basis or through an on-going service contract.

   Linuxcare Labs also certifies written material for Macmillan USA. Our engineers review this material for technical accuracy and completeness.

Information Technology

   We are implementing an advanced Internet-based infrastructure to communicate with to deliver applications and services to our global base of employees, customers and partners. Through the use of technology, we provide our customers with services that would traditionally require on-site professional staffing. We can perform remote Linux system installation, software updates, software distribution, diagnostics, maintenance, monitoring and automated recovery services by connecting to our customers' computers securely over the Internet.

   Distributed Infrastructure

   Our distributed infrastructure facilitates low-cost, rapid scalability while effectively protecting us from system failures or network outages. Through an outside service provider, we are hosting our Web servers in California, Hong Kong, London and New York to provide redundancy, enhanced disaster recovery protection and the ability to deliver electronic services to customers globally with fast response times.

   Our information technology infrastructure is designed to enable us to form virtual work groups, or Global Centers of Expertise, regardless of the geographical location of individual team members. We believe these tightly integrated teams will provide significant economies of scale as we expand our operations and customer base.

   We expect the distributed nature of this infrastructure will facilitate our expansion. Through our Internet infrastructure, we will be able to support offices in remote locations with the following capabilities: sales and marketing automation, customer relationship management, human resources, financial management, project accounting, order entry, video conferencing, Internet and e-mail.

   Knowledge Accumulation and Management

   We have built a central knowledge database that serves as a repository for open-source software information. The knowledge database stores corrective instructions for our customers' service requests derived from multiple sources and is continuously improved as we respond to questions from our customers. We use a natural language search engine to analyze e-mail requests and rapidly find responses in our knowledge database. Our knowledge database is available to our staff and customers. Customers continually help us to refine the accuracy of the knowledge database by providing feedback on the relative usefulness of responses received. We believe that our knowledge database is a cost-effective method for providing high-quality responses to our customers' questions.

   Our knowledge database is also used internally by all of our business units to deliver services. For example, a professional services consultant can capitalize on solutions previously developed by Linuxcare Labs to help a new customer.

   Engineering Talent

   To offer the most comprehensive and highest quality Linux services, we recruit and employ accomplished engineering talent, including some of the best known developers in the worldwide Linux and open-source communities. By encouraging participation in open-source projects, we strive to foster a corporate culture that attracts and nurtures technical talent. As we successfully attract and retain leading Linux and open source experts, we extend our internal base of engineering talent and create momentum to attract other Linux engineers.

   Our employees have contributed and continue to contribute to a variety of significant ongoing Linux projects. The following highlights some of our employees and their participation in core Linux and open-source projects:

Project              Description                                 Employees
-------              -----------                                 ---------
Linux kernel         The fundamental part of the operating       Christopher Beard
                     system
                                                                 Alex deVries
                                                                 Paul Mackerras
                                                                 Paul Russell
                                                                 Andrew Tridgell
                                                                 Joshua Uziel
                                                                 David Welton
                                                                 Matthew Wilcox

SAMBA                A file and print server                     Andrew Tridgell

Apache               A Web server                                Rasmus Lerdoff
                                                                 David Welton

Secure Networking    Virtual private networking tools            Paul Russell
                                                                 David Sifry


Advanced Power       Powersaving features for laptop computers   David Mandala
 Management
                                                                 Stephen Rothwell

InterMezzo           A highly available, distributed file system Phil Schwan

IPChains/Netfilters  Tools for security and firewalling          Jim Dennis
                                                                 Paul Russell
                                                                 Salvatore Sanfilippo
                                                                 David Sifry

Customers

   The following is a list of some of our customers in 1999:

      Adaptec                        IBM Global Services
      Alpha                          Informix
      Alexa (a division of Amazon.com)
                                     Inktomi
      Amdahl                         KPMG
      Cobalt Networks                Macmillan USA
      Dell Computer                  Motorola
      Hewlett-Packard                NEC
      DTT'S (a subsidiary of Hitachi)Sun Microsystems
                                     TurboLinux

   For the period ended September 30, 1999, we had three major customers, representing 43%, 16% and 15%, respectively, of our revenues. The following customer case studies demonstrate the range of services we provide for our customers:

   Dell Computer. Dell is the largest direct seller of desktop computer systems and a leading supplier of enterprise servers. Dell has outsourced its warranty support under a one-year contract with Linuxcare for installation and ongoing support of Linux and related software. Linuxcare Labs provides certification of Dell hardware across five major Linux distributions.

   Densa Techno Tokyo's (DTT'S). DTT'S, a wholly owned subsidiary of Hitachi, provides support for Hitachi's mainframes. DTT'S has recently started to provide service and support for Linux and has established a call center in Tokyo for basic support. DTT'S has contracted with Linuxcare for a one-year term to provide in-depth technical support to enhance its basic support services.

   Hewlett-Packard. Hewlett-Packard is a global provider of computing and imaging solutions and services. Hewlett-Packard's Business Desktop division, based in France, has contracted with Linuxcare for a one-year term to provide Linux distribution certification for their Kayak, Vectra and Brio models. We ensure that these model configurations work optimally with specific Linux distributions.

   Macmillan USA. Macmillan USA is the computer book and trade reference publishing division of Viacom. Macmillan USA distributes Mandrake Linux and other Linux utilities, and publishes popular Linux books. Our engineers review Macmillan USA's books for technical accuracy and completeness prior to publication. Under a one-year contract with Macmillan USA, we also provide technical support to customers of Macmillan's Linux distribution and utilities and have handled over 4,000 customer incidents since October 1999.

   Motorola. Motorola is a global leader in providing integrated communications and embedded electronic solutions. Motorola has contracted with Linuxcare to provide engineering support to Motorola Computer Group's support and development organizations. Linuxcare will work with the Motorola Computer Group's product engineering and customer support services on product customization and application development. Linuxcare University will provide worldwide courseware licensing and instructor technical support for Motorola Computer Group's training programs.

   Sun Microsystems. Sun Microsystems is a leading provider of computer hardware, software and services. Sun has contracted us to provide technical support services for its StarOffice(TM) product suite. We are also in discussions to provide professional services to Sun Microsystems regarding device driver development and other open-source projects.

   TurboLinux. TurboLinux sells a leading Linux distribution in Asia. To accommodate its growth in North America, TurboLinux has contracted with Linuxcare to provide all of the North American technical support for its flagship product, TurboCluster.

Sales and Marketing

   We sell our services primarily through our direct sales organization. We also employ indirect sales professionals to leverage our strategic relationships with our OEM and software vendor customers. As of December 31, 1999, we employed 36 sales and marketing professionals located in the United States, Canada, the United Kingdom, Germany, The Netherlands, Sweden and Australia. We also have direct sales coverage in Japan and France. We employ resellers in certain geographic locations where a direct sales organization has not yet been established. In addition, our senior executives and key technology personnel, many of whom are well recognized in the Linux community, frequently participate in building relationships with potential customers and business partners as well as in securing engagements. We also generate sales leads through our involvement in the open-source community.

   To date, we have generated the majority of our revenues from OEMs and software vendors. We sell our services to OEMs and software vendors as well as to their end-users. Some of our OEM and software vendor customers provide our services in conjunction with their products and services. We are also expanding our worldwide sales and marketing efforts that focus on Global 1000 companies and Internet infrastructure providers.

   Our marketing strategy is to build the Linuxcare brand to enhance our position as a leading provider of Linux-related services. We build our brand, market our services and generate sales leads through our linuxcare.com website, public relations activities, co-marketing initiatives, direct marketing and targeted advertising. We have retained outside public relations and advertising firms to assist us with our marketing efforts.

Competition

   We compete in the emerging market for Linux-based professional services and support. This market is highly competitive. Many of our competitors have longer operating histories, better name recognition, larger client bases and greater financial, technical, marketing and public relations resources than we. Because the Linux-based solutions market has relatively low barriers to entry, we believe competition will intensify as the market evolves.

   Our current and potential competitors include:

  . Linux distribution and services firms such as Caldera Systems, Red Hat and VA Linux Systems;

  .  Hardware systems vendors such as Dell, Hewlett-Packard and Sun
     Microsystems;

  . Systems integrators and professional services providers such as Andersen Consulting, IBM Global Services and the big five accounting firms; and

  .  Internal information technology departments of our prospective clients.

   We believe that the key competitive factors relevant to our business are an ability to provide integrated solutions that span the entire hardware and software life cycle, reputation for in-depth Linux expertise across all major distributions and hardware platforms and high quality of professional services and customer support. We believe that we compete successfully with respect to each of these factors.

Employees

   As of December 31, 1999, we had a total of 122 employees, of which 101 were located in the United States, eight in Europe, seven in Canada and six in Australia.

   None of our employees is subject to a collective bargaining agreement, and we believe that our relationship with our employees is satisfactory.

Facilities

   Our headquarters is located in a leased facility in San Francisco, California consisting of 10,500 square feet of office space. The lease for this office expires December 31, 2003. Additionally, we plan to occupy 30,000 square feet of office space currently under construction in the second quarter of 2000. The lease for this office space expires on October 31, 2004. We also lease office space in Canberra, Australia, Ottawa, Canada, Berkshire, England, and Amsterdam, The Netherlands.

   We do not own any real estate. We do not consider any specific leased location to be material to our operations, and we believe that equally suitable alternative locations are available in all areas where we currently operate.

Legal Proceedings

   We are not currently a party to any material legal proceedings. We may in the future be party to litigation arising in the course of our business.

Intellectual Property

   While we have developed some proprietary techniques and know-how, most of our knowledge is not protectable as proprietary intellectual property. To protect our intellectual property, we generally enter into confidentiality or license agreements with our employees, consultants and corporate partners. We have also entered into non-competition agreements with some of our key employees. In addition, we have an agreement with Linus Torvalds, owner of the "Linux" trademark registration, allowing us to use Linux as part of our company name.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth certain information with respect to our executive officers and directors.

Name                        Age                    Position
----                        ---                    --------
Fernand B. Sarrat(1).......  49 President, Chief Executive Officer and Director
Arthur F. Tyde III.........  35 Executive Vice President and Director
David LaDuke...............  39 Vice President, Marketing
Patricia Lambs.............  51 Vice President, Service Solutions
Thomas W. Phillips.........  48 Vice President, Worldwide Sales
Robert V. Walters..........  42 Vice President, Business Development
Christian A. Paul..........  39 Chief Financial Officer
David L. Sifry.............  31 Chief Technology Officer
Douglas C. Nassaur.........  33 Chief Information Officer
Ted E. Schlein(1)(2)(3)....  35 Chairman of the Board of Directors and Director
Regis McKenna..............  60 Director
John Drew(1)(2)............  43 Director
Paul Vais(2)(3)............  40 Director
Ernest von Simson(3).......  61 Director

--------
(1) Member of the executive committee.
(2) Member of the audit committee.
(3) Member of the compensation committee.

   Fernand B. Sarrat has served as President and Chief Executive Officer of Linuxcare since May 1999. Prior to joining the company, Mr. Sarrat held the positions of President and Chief Executive Officer of Cylink Corporation, a California-based security and cryptography firm. Before leading Cylink, Mr. Sarrat spent 23 years as an executive at IBM where, among other achievements, he and his team put in place IBM's e-Commerce initiative. His career at IBM culminated as General Manager of Network-Centric Computing Marketing and Services. Mr. Sarrat received an M.B.A. from the Wharton School of Business and dual B.A. degrees in economics and psychology from Stanford University.

   Arthur F. Tyde III, one of our founders, has served as Executive Vice President since May 1999, and prior to that was acting Chief Executive Officer from the inception of the company. Before co-founding Linuxcare, Mr. Tyde held senior consulting and management positions at Gap, Inc. from December 1996, in addition to his post as president and founder of the Bay Area Linux User Group. Prior to working at Gap, Inc., Mr. Tyde held senior consulting and management positions at Fireman's Fund Insurance Company from November 1995 until December 1996, and at California State Automobile Association from June 1993 to November 1995. Mr. Tyde earned his B.A. from Michigan State University.

   David LaDuke, one of our founders, has served as Vice President of Marketing since December 1998. Prior to Linuxcare, Mr. LaDuke was an independent marketing consultant, working with companies such as Apple Computer, I/PRO, Netscape, Oracle and Silicon Graphics from March 1993 to August 1998. From 1989 to 1993, Mr. LaDuke was a marketing manager at NeXT Computer. Before this, from 1986 to 1989, he worked in marketing at Apple Computer where he participated in the launch of desktop publishing. Mr. LaDuke received an M.B.A. from the Tuck Graduate School of Business at Dartmouth College with a concentration in marketing, and a B.A. and M.F.A. from Columbia University.

   Patricia Lambs has served as our Vice President of Service Solutions since August 1999. For five years prior to joining Linuxcare, Mrs. Lambs served as Executive Vice President and Chief Operating Officer at Ascent Logic Corporation, where she built a world wide sales and service delivery organization and managed the Central Engineering Group. In this role, Mrs. Lambs served as Chairman of the Board for Ascent Logic

Norway and Ascent Logic Ltd. in the United Kingdom. Prior to joining Ascent Logic, Mrs. Lambs spent 18 years in management positions of Integration Service for Digital Equipment. Mrs. Lambs attended Temple University.

   Thomas W. Phillips has served as our Vice President of Worldwide Sales since September 1999. Prior to Linuxcare, Mr. Phillips served as Vice President, North American Sales for Baystone Software/Remedy Corporation from October 1998 to September 1999. He also served as Vice President of North American Sales for Wayfarer Communications/Vantive Corporation, from October 1997 to September 1998. Previously, Phillips spent several years at Sterling Software, from June 1987 to September 1997, attaining the position of Vice President, North American Sales. Mr. Phillips earned a B.A. in Sales and Marketing from California State University.

   Robert V. Walters has served as our Vice President of Business Development since December 1999. Before joining Linuxcare, Mr. Walters was Vice President of Corporate Strategy for Informix Software where he worked from March 1998 to November 1999. Previously, Mr. Walters worked at Red Brick Systems, Inc, a data warehouse software vendor, from April 1996 to February 1998, where he served as Director of Strategic Marketing. Prior to that, Mr. Walters was a principal technical consultant at Dynasty Technologies, Inc., an object-oriented software development start-up, from January 1995 to March 1996. Mr. Walters holds a B.S. in Systems Engineering from the U.S. Naval Academy.

   Christian A. Paul has served as our Chief Financial Officer since December 1999. Prior to joining Linuxcare, Mr. Paul was Vice President and Chief Financial Officer of Cloudscape, Inc., a provider of Java-based data management systems, from October 1998 to December 1999. Before that, Mr. Paul was Vice President and Chief Financial Officer of ICVERIFY, an e-commerce company from July 1996 to August 1998, where he directed the finance and administration functions and also served as Vice President and Chief Financial Officer of Integral Systems Inc. from January 1994 to June 1996. Mr. Paul holds an M.A. in Accounting and Taxation from the University of Cape Town, and is also a Chartered Accountant.

   David L. Sifry, one of our founders, has served as Chief Technical Officer since December 1998 and is a recognized expert in open source development and the Linux operating system. Prior to co-founding Linuxcare, he ran an Internet technology consulting business, Sifry Consulting, from January 1995 to August 1998. His client list included Advanced Portfolio Technologies, Bindco, Metcal and The Netherlands Office of Science and Technology. Mr. Sifry holds a B.S. in Computer Science from Johns Hopkins University.

   Douglas C. Nassaur has served as our Chief Information Officer since November 1999. Previously, Mr. Nassaur was Vice President, Technical Operations, for E*TRADE Technologies from September 1998 to October 1999. Prior to E*TRADE, Mr. Nassaur directed the daily engineering, operation, and support of distributed systems for Holiday Inn Worldwide/BASS PLC from August 1997 to September 1998. Previously, at BellSouth.net, Mr. Nassaur led the management of the company's Internet/intranet services, help-desk operations, corporate service delivery, and billing systems from July 1996 to August 1997. Before working for Bellsouth.net, Mr. Nassaur held a senior-level technology management position at GTE Mobilnet from May 1994 to July 1996. Mr. Nassaur earned a B.S. in Computer Science from the University of Kentucky.

   Ted E. Schlein has served as Chairman of our Board of Directors since May 1999. Mr. Schlein is a partner in the venture capital firm Kleiner Perkins Caufield & Byers which he joined in November 1996. Mr. Schlein also serves on the board of directors for Corio, Inc., Extensity, Inc., NONSTOP Solutions, Inc., Portera Systems and WineShopper. Prior to Kleiner Perkins Caufield & Byers, Mr. Schlein worked at Symantec Corporation, most recently as Vice President of Networking and Client Server Technology. Mr. Schlein holds a B.S. in Economics from the University of Pennsylvania.

   Regis McKenna has served on our Board of Directors since September 1999. He is also Chairman of The McKenna Group, an international consulting firm specializing in the application of information and telecommunications technologies to business strategies, which he founded in 1970. In his capacity as Chairman of The McKenna Group, Mr. McKenna advised many high-tech start-up companies such as America On Line, Apple, Compaq, Electronic Arts, Genentech, Intel, Linear Technology, Lotus, Microsoft, National Semiconductor, Silicon Graphics and 3COM. Mr. McKenna also serves as director on the following companies' boards: Caliper "Lab on A chip," bio-information systems; Cybergold Incentive, management software for Internet transactions systems; Cylink Encryption and security systems software; Diabeteswell.com, E-medicine diabetes portal and management systems; Graham Technologies Live video and audio servers for distance monitoring, surveillance and broadcast via the Internet. Mr. McKenna attended Saint Vincent College and Duquesne University.

   John Drew has served on our Board of Directors since November 1999. Mr. Drew also serves as executive vice president and CEO of Lucent Technologies' NetCare Professional Services group, a portfolio of network professional services and software solutions. Mr. Drew was president and chief executive officer of International Network Services, the world's largest independent network consulting and software provider, prior to its acquisition by Lucent in October 1999. Mr. Drew joined International Network Services in 1994 as vice president of operations and became president in 1996. Mr. Drew holds a B.S. degree in Engineering from West Point and an M.S. in Business Policy from Columbia University.

   Paul Vais has served on our Board of Directors since November 1999. Mr. Vais is also a managing director with Patricof & Co. Ventures, Inc., an international private equity investment firm, which he joined in 1997. Previously, Mr. Vais was a vice president with Enterprise Partners Venture Capital, and also served as CEO of Xatrix Entertainment, a digital entertainment company. Mr. Vais also serves on the Boards of Directors of Icarian, Oblix, and Quadrant International. Mr. Vais holds a B.S. in Computer Science from the University of California.

   Ernest von Simson has served on our Board of Directors since October 1999. Mr. von Simson is a senior partner at Ostriker von Simson, Inc., which assists Fortune 200 enterprises in developing partnerships with Web solution providers. Previously, Mr. von Simson was the co-founder, chairman and research director of the Research Board, a private sector think tank that serves the chief information officers of Fortune 200 enterprises in Europe and North America. Mr. von Simson holds a B.A. from Brown University, and an M.B.A. from New York University.

Board of Directors

   Our Board of Directors currently consists of seven members. Each director holds office until his term expires or until his successor is duly elected and qualified. Upon completion of this offering, our amended and restated certificate of incorporation and bylaws will provide for a classified Board of Directors. Our Board of Directors will be divided into three classes whose terms will expire at different times. The three classes will be comprised of the following directors:

  . Class I consists of Messrs. Tyde and von Simson, who will serve until the annual meeting of stockholders to be held in 2001;

  . Class II consists of Messrs. Vais, Schlein and Drew, who will serve until the annual meeting of stockholders to be held in 2002; and

  . Class III consists of Messrs. Sarrat and McKenna, who will serve until the annual meeting of stockholders to be held in 2003.

   At each annual meeting of stockholders beginning with the 2001 annual meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

   Committees

   Our Board of Directors has an executive committee, an audit committee and a compensation committee. The executive committee consists of Messrs. Sarrat, Schlein and Drew. The executive committee approves acquisitions of businesses in amounts up to $5 million and takes such other actions as may be delegated by the Board from time to time. The audit committee consists of Messrs. Vais, Schlein and von Simson. The audit committee reviews our internal accounting procedures, consults with and reviews the services provided by our independent accountants and makes recommendations to the Board of Directors regarding the selection of independent accountants. The compensation committee consists of Messrs. Vais, Schlein and Drew. The compensation committee reviews and recommends to the Board of Directors the salaries, incentive compensation and benefits of our officers and employees and administers our stock plans and employee benefit plans.

   Compensation Committee Interlocks and Insider Participation

   Our Board of Directors established the compensation committee in January 2000. No member of our compensation committee has served as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee. Since the formation of the compensation committee, none of its members has been our officer or employee.

   Compensation

   In January 2000, our Board of Directors approved compensation guidelines for directors who are not our officers or employees. The compensation guidelines provide that these directors will be reimbursed for expenses incurred in attending any Board of Directors or committee meeting. Directors who are also our officers or employees will not receive reimbursement for expenses incurred in attending Board of Directors or committee meetings.

   Effective upon the closing of this offering, our non-employee directors also will be eligible to participate in our 2000 Director Option Plan. Each non-employee director who joins our Board of Directors after this offering will automatically receive a grant of an option to purchase 20,000 shares of our common stock on the date on which such person becomes a director. The shares subject to each of these options will vest and become fully exercisable over four years as follows: 25% on the first anniversary of the date of grant and 1/48th per month thereafter in equal monthly installments over a four year period following the date of grant. Additionally, beginning at our annual meeting of stockholders to be held in 2001 and at each successive annual stockholder meeting, each non-employee director who has previously served at least six consecutive months prior thereto will receive an option to purchase 5,000 shares of our common stock. The shares subject to each of these options will fully vest and become fully exercisable over four years as follows: 25% on the first anniversary of the date of grant and 1/48th per month thereafter. The exercise price per share for all options automatically granted to directors under our 2000 Director Option Plan will be equal to the market price of our common stock on the date of grant and will have a ten year term, but will generally terminate within a specified time, as defined in the 2000 Director Option Plan, following the date the option holder ceases to be a director or consultant. Employee directors are eligible to participate in our 2000 Employee Stock Purchase Plan and to receive discretionary grants under our Restated and Amended 1999 Stock Plan.

Executive Officers

   Our executive officers are appointed by and serve at the discretion of our Board of Directors.

   Compensation

   The following table sets forth all compensation paid or accrued during our fiscal 1999 to our President and Chief Executive Officer, and each of our four other most highly compensated officers whose annual compensation exceeded $100,000 for the period. Mr. Sarrat, Mr. Nassaur, Mr. Phillips, Mrs. Lambs and Mr. Pollace joined us during fiscal 1999, therefore their annual compensation does not reflect their full base salary.

                                                         Long Term
                                                        Compensation
                                                        ------------
                                 Annual Compensation     Securities
                              -------------------------  Underlying
Name and Principal Positions   Salary   Bonus  Other(3)   Options
----------------------------  -------- ------- -------- ------------
Fernand B. Sarrat........     $200,000 $41,667      --   1,865,112
 President and Chief
  Executive Officer
Arthur F. Tyde III (1)...      150,000      --      --          --
 Executive Vice President
Douglas C. Nassaur.......       41,667  70,000      --     415,049
 Chief Information
  Officer
Thomas W. Phillips.......       63,697  42,000  15,098     290,533
 Vice President,
  Worldwide Sales
Patricia Lambs...........       75,000  15,000      --     415,049
 Vice President, Service
  Solutions
Anthony Pollace (2)......       59,118  25,000      --     450,000
 Former Chief Financial
  Officer

--------
(1) Mr. Tyde served as our Chief Executive Officer until May 1999.
(2) Mr. Pollace resigned his position as our Chief Financial Officer in December 1999.
(3) Pursuant to the terms of his employment agreement, Mr. Phillips received $12,500 as a non-recoverable draw. Mr. Phillips also received $3,098 as a recoverable draw which may be recoverable from his annual bonus should he fail to meet certain specified criteria.

   Option Grants in Fiscal Year 1999

   The following table sets forth information concerning grants of stock options to each of the executive officers named in the table above during fiscal year 1999. All options granted to these executive officers in the last fiscal year were granted under the 1999 Stock Plan. One-quarter of the shares subject to each option vests and becomes exercisable on the first anniversary of the date of grant, and an additional one-forty-eighth of the shares subject to each option vests each month thereafter. In addition, options granted to each of the individuals set forth below may be early exercised, provided that such individual enters into a restricted stock purchase agreement. The shares thus acquired remain subject to a right of repurchase by the Company. The percentage of the total options set forth below is based on an aggregate of 6,126,405 options granted during 1999. All options were granted at a fair market value as determined by our Board of Directors on the date of grant.

   Potential realizable value represents hypothetical gains that could be achieved for the options if exercised at the end of the option term assuming that the initial public offering price of our common stock appreciates at 5% and 10% over the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the SEC and do not represent our estimate or projection of our future common stock price.

                                                                                     Potential Realizable
                                              Individual Grants                        Value at Assumed
                         -----------------------------------------------------------   Annual Rates of
                            Number of          % of Total                             Stock Appreciation
                           Securities      Options Granted to   Exercise               for Option Term
                           Underlying          Employees          Price   Expiration --------------------
          Name           Options Granted During the Fiscal Year Per Share    Date       5%        10%
          ----           --------------- ---------------------- --------- ---------- --------- ----------
Fernand B. Sarrat (1)...    1,660,194             27.1%          $ 0.07    05/02/09  $  73,086 $  185,215
Fernand B. Sarrat (1)...      204,918              3.3             0.13    10/21/09     16,753     42,456
Arthur F. Tyde III......           --               --               --          --         --         --
Douglas C. Nassaur......      415,049              6.8             0.13    11/01/09     33,933     85,993
Thomas W. Phillips......      290,533              4.7             0.13    10/21/09     23,753     60,195
Patricia Lambs..........      415,049              6.8             0.13    10/21/09     33,933     85,993
Anthony Pollace (2).....      450,000              7.4             0.13    10/21/09      9,095     23,050

--------
(1) Such options are subject to a change in control provision. Fifty percent (50%) of the unvested shares subject to the option shall vest and become immediately exercisable upon the occurrence of a change in control (as that term is explained in the section "Employment Agreements and Change in Control Arrangements" below) and twenty-five percent (25%) of the total option shares shall vest upon the constructive termination of service with us or the termination of service with us without cause (as that term is explained in the section "Employment Agreements and Change in Control Arrangements" below).
(2) Mr. Pollace was granted options to purchase 450,000 shares of common stock, however options to purchase 338,750 shares were forfeited and returned to the plan when Mr. Pollace resigned. The "Potential Realizable Value" amounts are calculated based on the remaining options to purchase 111,250 shares.

   Aggregate Option Exercises in Fiscal Year 1999 and Values at December 31,
   1999

   The following table sets forth information concerning exercisable and unexercisable stock options held by the executive officers named in the summary compensation table at December 31, 1999. The value of unexercised in-the-money
options is based on a value of $    per share, the fair market value of our
common stock as of December 31, 1999 as determined by our Board of Directors, minus the actual per share exercise prices, multiplied by the number of shares underlying the option. All options were granted under our 1999 Stock Plan.

                                                Number of Securities
                                               Underlying Unexercised     Value of Unexercised
                                                      Options at          In-the-Money Options
                           Shares                 December 31, 1999       at December 31, 1999
                          Acquired    Value   ------------------------- -------------------------
                         On Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
                         ----------- -------- ----------- ------------- ----------- -------------
Fernand B. Sarrat.......  1,865,112    $ --          --         --         $ --         $ --
Douglas C. Nassaur......         --      --     415,049         --                        --
Thomas W. Phillips......         --      --     290,533         --                        --
Patricia Lambs..........         --      --     415,049         --                        --
Anthony Pollace.........         --      --     111,250         --                        --

Employment Agreements and Change in Control Arrangements

   We have entered into the following employment agreements with our current officers:

   Employment Agreements with Messrs. Tyde, Sifry and LaDuke. In April 1999, we entered into letter agreements with each of Messrs. Tyde, Sifry and LaDuke regarding their employment. These agreements, as amended, provide that Messrs. Tyde, Sifry and LaDuke will each be employed "at will" and paid an annual base salary of $150,000. The agreements provide that if the respective officer's employment is terminated without cause (as defined below), such officer will become vested in a number of shares of our common stock as if such officer provided services to us for an additional twelve months. In addition, the stock purchase agreements, as amended, pursuant to which each of Messrs. Tyde, Sifry and LaDuke purchased 1,000,000 shares of our common stock, give us a right to repurchase those shares, which right shall lapse with respect to 25% of such shares if a change in control (as defined in the stock purchase agreements) occurs.

   Under the employment agreements of Messrs. Tyde, Sifry and LaDuke, cause means the commission of:

  .  any act of fraud, embezzlement or dishonesty,

  . any unauthorized use or disclosure of our confidential information or trade secrets (or any parent or subsidiary), or

  . any other intentional misconduct adversely affecting our business or affairs (or any parent or subsidiary) in a material manner.

   Provided, however, that no cause shall exist unless our Board of Directors has delivered to the respective officer a written demand for the performance of specific, measureable tasks and the performance of such tasks has not been improved within 30 days; and provided, further that no termination for cause may occur until the respective officer has been afforded an opportunity to appear in person before our Board of Directors and present evidence on his behalf regarding the existence of cause.

   Employment Agreement of Fernand Sarrat. In April 1999, we entered into an employment agreement with Mr. Sarrat. This agreement provides that Mr. Sarrat will be paid an annual base salary of $300,000 and a bonus payment of $100,000 in the first year of his employment. After the first year of his employment, the amount of his salary and bonus will be determined by our Board of Directors; however, he will be guaranteed a bonus of at least $50,000 a year. Under his employment agreement, Mr. Sarrat was granted options to purchase shares of our common stock, which will vest over a four-year period beginning on May 3, 2000. If Mr. Sarrat's employment is terminated before all of his options vest, we will have the right to repurchase any unvested shares at cost. If Mr. Sarrat's employment is involuntarily terminated, other than for cause, or is constructively terminated (as such terms are defined below) within the first year of his employment, he is entitled to receive, as severance, nine months of continuation of his salary, employee benefits and a pro-rated target bonus for such year. He will also be entitled to 1/48 vesting of stock option shares each month through the termination date. If such termination occurs within the second year of Mr. Sarrat's employment, he is entitled to receive, as severance, 12 months of continuation of his salary, employee benefits and a pro-rated target bonus. He will also be entitled to 1/48 vesting of his stock options shares for an additional 12 months after his termination date. If such termination occurs after the second year of Mr. Sarrat's employment, he is entitled to receive as severance, six months of continuation of his salary, employee benefits, a pro-rated target bonus and the continuation of the vesting of his stock option shares for an additional 12 months after his termination date.

   Upon a change in control (as this term is defined below), 50% of Mr. Sarrat's option shares that remain unvested will vest on the closing date of such change in control. Following such acceleration, the remaining unvested options shall continue to vest at the same monthly rate that applied prior to the acceleration. Also, following a change in control, if Mr. Sarrat does not execute a new employment agreement with the successor corporation and if the successor corporation terminates his employment (other than for cause), or if his employment is constructively terminated, then Mr. Sarrat will be entitled to receive the severance benefits described above (excluding any additional acceleration of vesting).

   Pursuant to the terms of Mr. Sarrat's employment agreement and stock option agreements, a change in control is defined as:

  . The consummation of a merger or consolidation with or into another entity or any other corporate reorganization if persons who are not our stockholders immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or

  . The sale, transfer or other disposition of all or substantially all of our assets.

   Involuntary termination is defined as:

  .  Termination other than for cause.

  Cause is defined as:

  . demonstrably willful misconduct which is materially injurious to us which is not cured within 60 days following receipt of written notice specifying such misconduct from our Board of Directors;

  .  conviction of a felony (other than traffic-related offenses); or

  .  gross negligence in the performance of duties.

   Constructive termination is defined as voluntary resignation following:

  . the assignment of duties and responsibilities that are incommensurate with the duties and responsibilities immediately before resignation, or any material reduction of the duties, authority, or responsibilities;

  . a reduction by the company in the base salary or annual target bonus as in effect immediately before such reduction; or

  . Mr. Sarrat's relocation to a facility that is more than 50 miles from Los Altos Hills, California.

   Employment Agreements of Messrs. Paul, Walters, Phillips and Mrs. Lambs. During 1999, we entered into letter agreements with Messrs. Paul, Walters, Phillips and Mrs. Lambs regarding their employment. According to these agreements, Messrs. Paul, Walters, Phillips and Mrs. Lambs will be employed "at will" and paid an annual salary of $175,000, $250,000, $300,000 and $400,000, respectively. Each will also be entitled to an annual performance-based bonus targeted to be $25,000, $50,000, $125,000 and $50,000, respectively. According to their agreements, Messrs. Paul, Walters, Phillips and Mrs. Lambs will be granted options to purchase 340,000, 300,000, 290,533 and 415,049, respectively, shares of our common stock at an exercise price equal to the fair market value of such shares on the date their employment begins. The options that are granted to each are also subject to the provisions of their stock option agreements with us and our 1999 stock plan that was in effect on the date of the grant of the options. These options will vest proportionally over a four-year period beginning on the first anniversary of their employment. If the employment of any officer is terminated before all of such officer's options vest, we will have the right to repurchase any unvested shares at the exercise price.

Limitations on Directors' and Officers' Liability and Indemnification

   Our amended and restated certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability associated with any of the following:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemption; or

  . any transaction from which the director derived an improper personal benefit.

   The limitation of our director's liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

misconduct of a culpable nature), to reimburse their expenses as incurred as a result of any proceeding against them as to which they could be indemnified, and to cover our directors and officers under any of our liability insurance policies applicable to our directors and officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

   Our amended and restated certificate of incorporation and bylaws also provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our bylaws would permit indemnification.

   We have entered into indemnification agreements with each of our officers and directors containing provisions that require us to, among other things, indemnify such officers and directors against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

Stock Plans

 Amended and Restated 1999 Stock Plan

   Our 1999 Stock Plan was amended and restated by our Board of Directors on January 18, 2000 and our stockholders are expected to approve the plan in January 18, 2000. This stock plan provides for the grant of incentive stock options to our employees and nonstatutory stock options and stock purchase rights to our employees, directors and consultants. As of January 2000, we have issued 2,707,062 shares of our common stock pursuant to the exercise of options granted under our stock plan and we have outstanding options to purchase
shares of common stock at a weighted average exercise price of $     per share.

   Number of Shares of Common Stock Available under our 1999 Stock Plan. As of January 18, 2000, a total of 9,302,738 shares of our common stock have been reserved for issuance pursuant to our stock plan plus an annual increase beginning in 2001 equal to the lesser of 5% of the outstanding shares of our common stock on the first day of our fiscal year, 4,000,000 shares or such lesser amount as our board of directors may determine.

   Administration of the 1999 Stock Plan. Our Board of Directors or a committee of our Board of Directors administers the stock plan. The committee may consist of two or more "outside directors" to satisfy certain tax and securities requirements. The administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and the form of consideration payable upon exercise.

   Options. The administrator determines the exercise price and term of options granted under our stock plan. With respect to incentive stock options, however, the exercise price must at least be equal to the fair market value of our common stock on the date of grant and its term may not exceed ten years.

   No optionee may be granted an option to purchase more than 3,000,000 shares in any fiscal year. In connection with his or her initial service, an optionee may be granted an option to purchase up to an additional 3,000,000 shares of our common stock.

   After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. If termination is due to death, the option will generally remain exercisable for 12 months following such termination. If termination is due to disability, the option will generally remain exercisable for 6 months following such termination. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

   Stock Purchase Rights. The administrator determines the exercise price of stock purchase rights granted under our stock plan. Unless the administrator determines otherwise, the restricted stock purchase agreement that an optionee will enter into upon the exercise of options will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason (including death or disability). The purchase price for shares we repurchase will generally be the original price paid by the purchaser. The administrator determines the rate at which our repurchase option will lapse.

   Transferability of Options and Stock Purchase Rights. Our stock plan generally does not allow for the transfer of options or stock purchase rights and only the optionee may exercise an option and stock purchase right during his or her lifetime.

   Adjustments upon Merger or Asset Sale. Our stock plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute an equivalent option or right for each outstanding option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted for, all outstanding options and stock purchase rights will vest and become exercisable and terminate as of the closing of such merger or sale of assets.

   Amendment and Termination of our stock plan. Our stock plan will automatically terminate in 2009, unless we terminate it sooner. In addition, our Board of Directors has the authority to amend, suspend or terminate the stock plan provided that it does not adversely affect any option previously granted under our stock plan.

2000 Employee Stock Purchase Plan

   Our Board of Directors adopted the 2000 Employee Stock Purchase Plan on January 18, 2000 and our stockholders are expected to approve the plan in January 2000.

   Number of Shares of Common Stock Available under the Employee Stock Purchase Plan. A total of 1,000,000 shares of our common stock will be made available for sale. In addition, the plan provides for annual increases in the number of shares available for issuance under the purchase plan beginning in 2001, equal to the lesser of 2% of the outstanding shares of our common stock on the first day of our fiscal year, 1,000,000 shares, or such other lesser amount as may be determined by our Board of Directors.

   Administration of the Employee Stock Purchase Plan. Our Board of Directors or a committee of our board administers the plan. Such administrator has full and exclusive authority to interpret the terms of the plan and determine eligibility.

   Eligibility to Participate. All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the plan if such employee:

  . immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

  . whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

   Offering Periods and Contributions. Our plan is intended to qualify for special tax treatment and contains consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods. The offering periods generally start on the first trading day on or after November 1 and May 1 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or before April 30, 2002.

   The plan permits participants to purchase common stock through payroll deductions of up to 10% of their eligible compensation which includes a participant's base straight time gross earnings and commissions but excluding all other compensation paid to our employees. A participant may purchase no more than 5,000 shares during any 6-month purchase period.

   Purchase of Shares. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each 6-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or after a purchase period ends. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

   Transferability of Rights. A participant may not transfer rights granted under the plan other than by will, the laws of descent and distribution or as otherwise provided under the plan.

   Adjustments upon Merger or Asset Sale. In the event of our merger with or into another corporation or a sale of all or substantially all of our assets, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

   Amendment and Termination of the Employee Stock Purchase Plan. The plan will terminate by its terms in 2010. Our Board of Directors has the authority to amend or terminate our plan, except that, subject to certain exceptions described in the plan, no such action may adversely affect any outstanding rights to purchase stock under our plan.

2000 Director Option Plan

   Our Board of Directors adopted the 2000 Director Option Plan on January 18, 2000 and our stockholders are expected to approve it in January 2000. The director plan provides for the periodic grant of nonstatutory stock options to our non-employee directors.

   Number of Shares Available under the Director Plan. As of January 2000, a total of 300,000 shares were reserved for issuance under our director option plan, of which options to acquire 40,000 shares were issued and outstanding as of this date.

   Options. Each non-employee director who joins our Board of Directors after the offering will automatically receive a grant of an option to purchase 20,000 shares on the date on which such person becomes a director. All non-employee directors who have been directors for at least 6 months receive an option to purchase 5,000 shares each year on the date of our annual stockholders meeting.

   All options granted under our director option plan have a term of ten years and an exercise price equal to fair market value on the date of grant. The option granted initially to non-employee directors becomes exercisable over four years as follows: 25% on the first anniversary of the date of grant and 1/48th per month thereafter, provided that the non-employee director remains a director on such dates. The option granted to non-employee directors on the date of our annual stockholders meeting becomes exercisable as to 100% of the shares subject to the option on the first anniversary of the date of grant.

   After termination as a non-employee director with us, an optionee must exercise an option at the time set forth in his or her option agreement. If termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will remain exercisable for a period of 3 months. However, an option may never be exercised later than the expiration of its term.

   Transferability of Options. A non-employee director may not transfer options granted under our director option plan other than by will or the laws of descent and distribution. Only the non-employee director may exercise the option during his or her lifetime.

   Adjustments upon Merger or an Asset Sale. In the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute an equivalent option for each outstanding option. If such assumption or substitution occurs, the options will continue to be exercisable according to the same terms as before the merger or sale of assets. Following such assumption or substitution, if a non-employee director is terminated other than by voluntary resignation, the option will become fully exercisable and generally will remain exercisable for a period of three months. If the outstanding options are not assumed or substituted for, our Board of Directors will notify each non-employee director that he or she has the right to exercise the option as to all shares subject to the option for a period of 30 days following the date of the notice. The option will terminate upon the expiration of the 30-day period.

   Amendment and Termination of the Director Option Plan. Unless terminated sooner, our director plan will automatically terminate in 2010. Our Board of Directors has the authority to amend, alter, suspend, or discontinue the director option plan, but no such action may adversely affect any grant made under the director option plan.

401(k) Plan

   We adopted a 401(k) Plan effective January 1999 covering our employees who are 21 years old as of the effective date of the 401(k) Plan. Employees become eligible to participate in the 401(k) Plan on the first day of the month following their date of hire. The 401(k) Plan excludes nonresident alien employees. The 401(k) Plan is intended to qualify under Section 401(k) of the United States Internal Revenue Code, so that contributions to the 401(k) Plan by employees or by us and the investment earnings thereon are not taxable to the employees until withdrawn. If our 401(k) Plan qualifies under Section 401(k) of the United States Internal Revenue Code, our contributions will be deductible by us when made. Our employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit of $10,500 in 2000 and to have those funds contributed to the 401(k) Plan. The 401(k) Plan permits us, but does not require us, to make additional matching contributions on behalf of all participants. To date, we have not made any contributions to the 401(k) Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Preferred Stock

   On February 1, 1999, and April 15,1999 we sold an aggregate of 2,636,916 shares and 5,246,008 shares, respectively, of our Series A Preferred Stock at a purchase price of $0.61625 per share (as adjusted for a two-for-one stock split which occurred in April 1999). On December 17, 1999 and January 18, 2000 we sold an aggregate of 6,870,761 shares and 211,506 shares, respectively, of our Series B Preferred Stock at a purchase price of $4.728 per share. The following officers, directors and 5% stockholders purchased shares in these financings:

                                                     Shares of      Shares of
Purchaser                                          Series A Stock Series B Stock
---------                                          -------------- --------------
Patricof & Co. Entities: (1)
 APA Excelsior V, L.P.............................           0      1,671,742
 Patricof Private Investment Club II, L.P.........           0         20,305
 Apax Europe IV-A, L.P. ..........................           0        423,012
KPCB Holdings, Inc. (2)...........................   4,381,340      1,057,529
McKenna Ventures L.P. (3).........................           0         52,876
John Drew.........................................           0        423,011
Ernest von Simson.................................           0         52,876

--------
(1) APA Excelsior V, L.P., Patricof Private Investment Club II, L.P. and Apax Europe IV-A, L.P. are affiliated entities and together are considered a 5% stockholder. Mr. Vais, one of our directors, is a general partner of Patricof & Co., an entity affiliated with APA Excelsior V, L.P., Patricof Private Investment Club II, L.P. and Apax Europe IV-A, L.P. Mr. Vais disclaims beneficial ownership of the securities held by such entities, except for his proportional interest in the entities.
(2) KPCB Holdings, Inc. is considered a 5% stockholder and Mr. Schlein, one of our directors, is a general partner of Kleiner Perkins Caufield & Byers, an entity affiliated with KPCB Holdings, Inc. Mr. Schlein disclaims beneficial ownership of the securities held by KPCB Holdings, Inc., except for his proportional interest in the entity.
(3) Regis McKenna, one of our directors, is a general partner of The McKenna Group, an entity affiliated with McKenna Ventures L.P. Mr. McKenna shares voting control of the securities held by such entity.

Other Material Transactions

  Investor Rights Agreement

   We have entered into an agreement with the preferred stockholders described above pursuant to which these and other preferred stockholders will have registration rights with respect to their shares of common stock following this offering. For a description of these registration rights, see "Description of Capital Stock." Upon the completion of this offering, all shares of our outstanding preferred stock will be automatically converted into an equal number of shares of common stock.

  Stock Option Grants to Certain Officers and Directors

   During 1999, we granted the following options to purchase our common stock to our officers, directors and stockholders who beneficially own 5% or more of our common stock.

                                                                  Exercise Price
Name                                      Date of Grant  Options    Per Share
----                                      ------------- --------- --------------
Fernand B. Sarrat........................    5/3/99     1,660,194     $0.07
Fernand B. Sarrat........................   10/21/99      204,918     $0.13
Patricia Lambs...........................   10/21/99      415,049     $0.13
Thomas W. Phillips.......................   10/21/99      290,533     $0.13
Robert V. Walters........................    12/9/99      300,000     $1.00
Christian A. Paul........................    12/9/99      340,000     $1.00
Douglas C. Nassaur.......................   11/16/99      415,049     $0.13
Regis McKenna............................   10/21/99       50,000     $0.13
Ernest von Simson........................   10/21/99       50,000     $0.13
John Drew................................   11/24/99      100,000     $1.00

  Indemnification and Employment Agreements

   We have entered into indemnification agreements with each of our directors and officers. Such indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. For a description of the limitation of our directors' liability and our indemnification of such officers, see "Management--Limitation on Directors' and Officers' Liability and Indemnification."

   For a description of employment agreements we entered into with our officers, see "Management--Employment Agreements and Change in Control Arrangements."

  Agreements with Directors or Executive Officers

   In May 1999, Mr. Sarrat was granted options to purchase 1,660,194 shares of common stock at an exercise price of $.07 per share. Mr. Sarrat exercised the options by paying cash for the par value of the shares and executed a full-recourse promissory note for $116,048, the balance of the purchase price. The note is secured by a stock pledge agreement which pledges the underlying shares of common stock as collateral. The note bears interest at a rate of 5.22%.

   In December 1999, Mr. Paul was granted options to purchase 340,000 shares of common stock at an exercise price of $1.00 per share. Mr. Paul exercised the options by paying cash for the par value of the shares and executed a full-recourse promissory note for $339,966, the balance of the purchase price. The note is secured by a stock pledge agreement which pledges the underlying shares of common stock as collateral. The note bears interest at a rate of 6.2%.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of January 18, 2000, and as adjusted to reflect the sale of common stock offered hereby by the following:

  . each stockholder known by us to own beneficially more than 5% of our common stock;

  .  each of our executive officers named in the compensation table above;

  .  each of our directors; and

  .  all directors and executive officers as a group.

   As of January 18, 2000, there were 25,081,323 shares of our common stock outstanding, assuming that all outstanding preferred stock has been converted into common stock. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, on the information furnished by such owners, have sole voting power and investment power with respect to such shares. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percent ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after January 18, 2000 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percent ownership of any other person. The address for those individuals for which an address is not otherwise indicated in the table below is Linuxcare, Inc., 650 Townsend Street, San Francisco, California 94103.

                                                             Percentage of
                                             Shares       Shares Outstanding
                                          Beneficially  -----------------------
                                         Owned Prior to Prior To
   Name or group of beneficial owners       Offering    Offering After Offering
   ----------------------------------    -------------- -------- --------------
Directors And Executive Officers
Ted E. Schlein(1).......................   5,471,068      21.8%
 Kleiner Perkins Caufield & Byers
 2750 Sand Hill Road
 Menlo Park, CA 94025

Paul Vais(2)............................   2,179,456       8.7
 Patricof & Co.
 2100 Geng Road
 Palo Alto, CA 94303

John Drew(3)............................     535,890       2.1

Regis McKenna(4)........................     104,486         *
 The McKenna Group
 1409 Galloway Court
 Sunnyvale, CA 94087


                                                             Percentage of
                                             Shares       Shares Outstanding
                                          Beneficially  -----------------------
                                         Owned Prior to Prior To
   Name or group of beneficial owners       Offering    Offering After Offering
   ----------------------------------    -------------- -------- --------------
Ernest von Simson(5)....................      104,486        *
Arthur Tyde III(6)......................    2,000,000      8.0%
Fernand Sarrat(7).......................    1,865,112      7.4
Christian Paul(8).......................      340,000      1.4
David LaDuke(6).........................    2,000,000      8.0
David L. Sifry(6).......................    2,000,000      8.0
Robert V. Walters(9)....................      300,000      1.2
Thomas W. Phillips(9)...................      290,533      1.2
Douglas C. Nassaur(9)...................      415,049      1.6
Patricia Lambs(9).......................      415,049      1.6
All Officers and Directors (14
 persons)(10)...........................   18,021,129     67.7
5% Stockholders
KPCB Holdings, Inc.(1)..................    5,471,068     21.8
Patricof & Company(2)...................    2,179,456      8.7
David LaDuke(6).........................    2,000,000      8.0
David Sifry(6)..........................    2,000,000      8.0
Arthur F. Tyde III(6)...................    2,000,000      8.0
Fernand Sarrat(7).......................    1,865,112      7.4

--------
  * Less than 1% of the outstanding shares of common stock.
 (1) Includes 5,471,068 shares held by KPCB Holdings, Inc. Mr. Schlein is a general partner of Kleiner Perkins Caufield & Byers and has signature authority for KPCB Holdings, Inc. Mr. Schlein disclaims beneficial ownership of shares held by KPCB Holdings, Inc. except to the extent of his pecuniary interest in it.
 (2) Includes 1,722,642 shares held by APA Excelsior V, L.P., 435,891 shares held by Apax Europe IV-A, L.P. and 20,923 Patricof Private Investment Club II, L.P. Mr. Vais is the managing director of Patricof & Company, and has signature authority for APA Excelsior V, L.P., Apax Europe IV-A, L.P., and Patricof Private Investment Club II, L.P. Mr. Vais disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in it.
 (3) Includes 100,000 shares subject to our right of repurchase, which lapses over time.
 (4) Includes 54,486 shares held by McKenna Ventures, L.P. Mr. McKenna is the chairman of The McKenna Group and has signature authority for McKenna Ventures. Mr. McKenna disclaims beneficial ownership of shares held by this entity except to the extent of his pecuniary interest in this entity. Mr. McKenna also holds an option exercisable for 50,000 shares, of which all 50,000 shares may be exercised by Mr. McKenna and upon exercise will become subject to our right of repurchase, which lapses over time.
 (5) Includes an option exercisable for 50,000 shares, of which all 50,000 shares may be exercised by Mr. von Simson and upon exercise will become subject to our right of repurchase, which lapses over time.
 (6) Includes 1,500,000 shares subject to our right of repurchase, which lapses over time.
 (7) Includes 1,398,834 shares subject to our right of repurchase, which lapses overtime.
 (8) Includes 255,000 shares subject to our right of repurchase, which lapses overtime.
 (9) The number of shares shown represents shares subject to options that are currently exerciseable and upon exercise will become subject to our right of repurchase, which lapses over time.
(10) Includes the shares beneficially owned by the persons and entities described in footnotes (1) through (9).

                          DESCRIPTION OF CAPITAL STOCK

   Upon the completion of this offering, we will be authorized to issue 205,000,000 shares, $0.0001 par value per share, to be divided into two classes to be designated common stock and preferred stock. Of the shares authorized, 200,000,000 shares shall be designated as common stock and 5,000,000 shares shall be designated as preferred stock. The following description of our capital stock is only a summary. You should refer to our certificate of incorporation and bylaws as in effect upon the closing of this offering, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

   As of January 18, 2000, and assuming the conversion of all outstanding shares of preferred stock into common stock, there were 25,081,323 shares of common stock outstanding which were held of record by approximately 60
stockholders. There will be            shares of common stock outstanding
(assuming no exercise of the underwriters' over-allotment option and no
exercise of outstanding options after           ) after giving effect to the
sale of our common stock in this offering. In addition to    shares issuable
upon exercise of outstanding options under our 1999 Stock Plan and    shares
issuable upon exercise of outstanding stock purchase rights outside the plan, there are an aggregate of 1,300,000 shares reserved for issuance under our 2000 Employee Stock Purchase Plan and 2000 Director Option Plan. See "Management-- Stock Plans" for a description of our stock plans.

   The holders of our common stock are entitled to one vote per share held of record on all matters submitted to a vote of the stockholders. Our amended and restated certificate of incorporation to be filed concurrently with completion of this offering, does not provide for cumulative voting in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Holders of our common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon the completion of this offering will be fully paid and non-assessable.

Preferred Stock

   Upon the completion of this offering and filing of our amended and restated certificate of incorporation, our Board of Directors will be authorized, without action by the stockholders, to issue 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges may include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series, all or any of which may be greater than the rights of the common stock.

   The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that the holders of common stock will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying or preventing a change in our control without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

Registration Rights

   Pursuant to a registration rights agreement we entered into with holders of shares of our common stock (assuming conversion of all outstanding shares of preferred stock), the holders of these shares are entitled to certain registration rights regarding these shares. The registration rights provide that if we propose to register any securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, they are entitled to notice of the registration and are entitled to include shares of their common stock in the registration. This right is subject to conditions and limitations, including the right of the underwriters in an offering to limit the number of shares included in the registration. The holders of these shares may also require us to file up to two registration statements under the Securities Act at our expense with respect to their shares of common stock. We are required to us our best efforts to effect this registration, subject to conditions and limitations. Furthermore, the holders of these shares may require us to file additional registration statements on Form S-3, subject to conditions and limitations. These rights terminate on the earlier of five years after the effective date of this offering or the date on which a holder is able to sell all its shares pursuant to Rule 144 under the Securities Act in any 90-day period.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

   Certain provisions of Delaware law and our certificate of incorporation and bylaws could make our acquisition more difficult by means of a tender offer, a proxy contest or otherwise and could also make the removal of incumbent officers and directors more difficult. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. The amendment of any of the following provisions would require approval by holders of at least 66 2/3% of our outstanding common stock.

   Board of Directors

   Effective with the first annual meeting of stockholders following completion of this offering, our amended and restated bylaws provide for the division of our Board of Directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-term, and one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the Board of Directors, as it generally makes it more difficult for stockholders to replace a majority of the directors. Further, our amended and restated certificate of incorporation and restated bylaws do not provide for cumulative voting in the election of directors.

   Stockholder Meetings

   Under our amended and restated certificate of incorporation and amended and restated bylaws, only our Board of Directors, Chairman of the Board, Chief Executive Officer or the holders of a majority of the outstanding stock may call special meetings of stockholders. Our restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee thereof. In addition, our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting and eliminates cumulative voting.

   Undesignated Preferred Stock

   The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management.

   Section 203

   We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

  . prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

   Section 203 defines "business combination" to include:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

  . subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

   In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is Norwest Bank Minnesota, N.A.

Nasdaq Stock Market National Market Listing

   We will apply to list our common stock on The Nasdaq Stock Market's National Market under the symbol "LXCR."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our stock. Future sales of substantial amounts of our common stock in the public market following this offering or the possibility of such sales occurring could adversely affect market prices for our common stock or could impair our ability to raise capital through an offering of equity securities. Furthermore, since no shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below, sales of substantial amounts of our common stock in the public after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have     shares of common stock
outstanding (assuming conversion of all of the currently outstanding shares of preferred stock) based on shares outstanding as of January 18, 2000 and assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely transferable without restriction under the Securities Act of 1933, unless these shares are purchased by "affiliates" as that term is used under the Securities Act and the Regulations promulgated thereunder.

   Of these shares, the remaining 25,081,315 shares as of January 18, 2000, which were sold by us in reliance on exemptions from the registration requirements of the Securities Act, are restricted securities within the meaning of Rule 144 under the Securities Act and become eligible for sale in the public market as follows:

  . no shares will be eligible for immediate sale on the date the registration statement of which this prospectus is a part is declared effective;

  . no shares will be eligible for sale prior to 180 days from the date the registration statement of which this prospectus is a part is declared effective; and

  . beginning 181 days after the effective date, 25,081,315 shares will become eligible for sale, subject to the provisions of Rules 144 or 701, upon the expiration of agreements not to sell such shares entered into between the underwriters and such stockholders.

   Beginning 180 days after the date of this prospectus, approximately additional shares subject to vested options as of the date of completion of this offering will be available for sale subject to compliance with Rule 701 and upon the expiration of agreements not to sell such shares entered into between the underwriters and such stockholders. Any shares subject to lock-up agreements may be released at any time without notice by the underwriters.

   In general, under Rule 144 as currently in effect, a person (or group of persons whose shares are aggregated), including an affiliate, who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of completion of this offering, a number of shares that does not exceed the greater of 1% of
the then outstanding shares of common stock (approximately    shares
immediately after this offering), or the average weekly trading volume in the common stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares without regard to the requirements described above.

   Any of our employees, officers or directors of or consultant who purchased his or her shares prior to the date of completion of this offering or who holds vested options as of that date pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public-information, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding-period restrictions, in each case commencing 90 days after the date of completion of this offering. However, we and our officers, directors and stockholders have agreed not to sell or otherwise dispose of any shares of our common stock for the 180-day period after the date of this prospectus without the prior written consent of the underwriters. See "Underwriting."

   As soon as practicable after the effective date of the registration statement of which this prospectus is a part, we intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock issuable under our 1999 Stock Plan our 2000 Director Option Plan, and our 2000 Employee Stock Purchase Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statement will become effective immediately upon filing.

   Prior to this offering, there has been no public market for our common stock, and any sale of substantial amounts in the open market may adversely affect the market price of our common stock offered hereby.

          UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

   The following is a general discussion of the principal U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a Non-U.S. Holder. As used in this prospectus, the term "Non-U.S. Holder" is a person other than:

  .  a citizen or individual resident of the United States,

  . a corporation or other entity taxable as a corporation that is created or organized in or under the laws of the United States or of any political subdivision of the United States,

  . an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or

  . a trust, the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions.

   If a partnership holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding our common stock should consult their tax advisors.

   This discussion does not consider:

  .  U.S. state and local or non-U.S. tax consequences,

  . the tax consequences for the shareholders, partners or beneficiaries of a Non-U.S. Holder,

  . special tax rules that may apply to certain Non-U.S. Holders, including without limitation, banks, insurance companies, dealers in securities and traders in securities, or

  . special tax rules that may apply to a Non-U.S. Holder that holds our common stock as part of a "straddle," "hedge" or "conversion transaction."

   The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, applicable Treasury regulations, and administrative and judicial interpretations, all as of the date of this prospectus, and all of which may change, retroactively or prospectively. The following summary is for general information. Accordingly, each Non-U.S. Holder should consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

   We do not anticipate paying cash dividends on our common stock in the foreseeable future. See "Dividend Policy." In the event, however, that dividends are paid on shares of common stock, dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be provided by an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

   Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a permanent establishment, or in the case of an individual, a "fixed base," in the United States, as provided in that treaty ("U.S. trade or business income"), are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate U.S. Internal Revenue Service form with the payor. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as specified by an applicable income tax treaty.

   Dividends paid prior to 2001 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. For dividends paid after 2000, a Non-U.S. Holder of common stock who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements.

   A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Gain on disposition of common stock

   A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of common stock unless:

  . the gain is U.S. trade or business income, in which case, the branch profits tax described above may also apply to a corporate Non-U.S. Holder;

  . the Non-U.S. Holder is an individual who holds the common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, is present in the United States for more than 182 days in the taxable year of the disposition and meets certain other requirements;

  . the Non-U.S. Holder is subject to tax pursuant to the provisions of the U.S. tax law applicable to certain U.S. expatriates; or

  . we are or have been a "U.S. real property holding corporation" for federal income tax purposes at any time during the shorter of a five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our common stock.

   Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we have not been, are not currently, and do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes. The tax relating to stock in a "U.S. real property holding corporation" will not apply to a Non-U.S. Holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of the common stock, provided that the common stock was regularly traded on an established securities market.

Federal estate tax

   Common stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information reporting and backup withholding tax

   We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to that holder and the tax withheld with respect to those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

   Under certain circumstances, U.S. Treasury Regulations require information reporting and backup withholding at a rate of 31% on certain payments on common stock. Under currently applicable law, Non-U.S. Holders of common stock generally will be exempt from these information reporting requirements and from backup withholding on dividends paid prior to 2001 to an address outside the United States. For dividends paid after 2000, however, a Non-U.S. Holder of common stock that fails to certify its Non-U.S. Holder status in accordance with U.S. Treasury Regulations may be subject to backup withholding at a rate of 31% on payments of dividends.

   The payments of the proceeds of the disposition of common stock by a holder to or through the U.S. office of a broker or through a non-U.S. broker generally will be subject to information reporting and backup reporting at a rate of 31% unless the holder either certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a Non-U.S. Holder of common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless a non-U.S. broker is a "U.S. related person." In the case of the payment of proceeds from the disposition of common stock by or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person," information reporting, but currently not backup withholding, on the payment applies unless the broker receives a statement from the owner, signed under penalty of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files that the holder is a Non-U.S. Holder and the broker has no actual knowledge to the contrary. For this purpose, a "U.S. related person" is:

  .  a "controlled foreign corporation" for U.S. federal income tax purposes;

  . a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business; or

  . effective after 2000, a foreign partnership if, at any time during the taxable year, (A) at least 50% of the capital or profits interest in the partnership is owned by U.S. persons, or (B) the partnership is engaged in a U.S. trade or business.

   Effective after 2000, backup withholding may apply to the payment of disposition proceeds by or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person" unless certain certification requirements are satisfied or an exemption is otherwise established and the broker has no actual knowledge that the holder is a U.S. person. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them, including changes to these rules that will become effective after 2000.

   Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated    , 2000, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, FleetBoston Robertson Stephens Inc. and Hambrecht & Quist LLC are acting as representatives, the following respective numbers of shares of common stock:

                                                                        Number
                               Underwriter                             of Shares
                               -----------                             ---------
   Credit Suisse First Boston Corporation.............................
   FleetBoston Robertson Stephens Inc. ...............................
   Hambrecht & Quist LLC..............................................
                                                                         ----
     Total............................................................
                                                                         ====

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to    additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $   per share. The
underwriters and selling group members may allow a discount of $   per share on
sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay.

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-allotment Over-allotment Over-allotment Over-allotment
                          -------------- -------------- -------------- --------------
Underwriting Discounts
 and Commissions
 paid by us.............       $              $              $              $
Expenses payable by us..       $              $              $              $

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   Our officers, directors and certain other of our security holders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   The underwriters have reserved for sale, at the initial public offering
price, up to    shares of the common stock for employees, directors and certain other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, or contribute to payments which the underwriters may be required to make in that respect.

   We will apply to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "LXCR."

   Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined by negotiation between us and the representatives and may not reflect the market price for the common stock following the offering. We will consider, among others, the following principal factors in determining the initial public offering price:

  . the information in this prospectus and otherwise available to the representatives;

  . the history of and the prospects for the industry in which we will compete;

  .  the capability of our management;

  .  our past and present operations;

  .  our past and present earnings;

  .  the prospects for our future earnings;

  . the present state of our development and our current financial condition;

  . the general condition of the securities markets at the time of this offering;

  . and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

We can offer no assurances that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to the offering or that an active trading market for our common stock will develop and continue after this offering.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada, and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada, and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or such persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser in this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult with their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. The underwriters are being represented by Cravath, Swaine & Moore, New York, New York. As of the date of this prospectus, WS Investment Company 99B, an investment partnership composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially owns an aggregate of 10,897 shares of Linuxcare, Inc. common stock.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998 and September 30, 1999, and for the period from December 9, 1998 (inception) to December 31, 1999 and for the nine months ended September 30, 1999 and the financial statements of The Puffin Group Inc. at December 31, 1998 and September 30, 1999, and for the period from December 9, 1998 (inception) to December 31, 1998 and for the nine months ended September 30, 1999, as set forth in their reports. We have included our financial statements and the financial statements of The Puffin Group Inc. in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. This prospectus does not contain all of the information contained in the registration statement and all of its exhibits and schedules. For further information about us, please see the complete registration statement. Summaries of agreements or other documents referred to in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of these documents.

   You may read and copy our registration statement and all of its exhibits and schedules at the following SEC public reference rooms:

     450 Fifth Street, N.W.  Seven World Trade Center Citicorp Center
     Judiciary Plaza         Suite 1300               500 West Madison Street
     Room 1024               New York, NY 10048       Suite 1400
     Washington, D.C. 20549                           Chicago, IL 60661

   You may obtain information on the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The registration statement is also available from the SEC's website at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

   We intend to furnish our stockholders with annual reports containing financial statements audited by an independent public accounting firm and make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information.

                                LINUXCARE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Auditors.............................................  F-2

Balance Sheets.............................................................  F-3

Statements of Operations...................................................  F-4

Statements of Stockholders' Deficit........................................  F-5

Statements of Cash Flows...................................................  F-6

Notes to Financial Statements..............................................  F-7

                                THE PUFFIN GROUP

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Auditors............................................. F-17

Balance Sheets............................................................. F-18

Statement of Operations.................................................... F-19

Statement of Stockholders' Equity (Deficit)................................ F-20

Notes to Financial Statements.............................................. F-22

                   PROSA PROGETTAZIONE SVILUPPO APERTO S.R.L

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Auditors............................................. F-

Balance Sheets............................................................. F-

Statement of Operations.................................................... F-

Statement of Stockholders' Equity (Deficit)................................ F-

Notes to Financial Statements.............................................. F-

                         Report of Independent Auditors

To The Board of Directors and Stockholders of
Linuxcare, Inc.

   We have audited the accompanying balance sheets of Linuxcare, Inc. as of December 31, 1998 and September 30, 1999, and the related statements of operations, stockholders' deficit and cash flows for the period from December 9, 1998 (inception) to December 31, 1998 and for the nine months ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Linuxcare, Inc. at December 31, 1998 and September 30, 1998, and the results of its operations and its cash flows for the period from December 9, 1998 (inception) to December 31, 1998 and for the nine months ended September 30, 1999 in conformity with accounting principles generally accepted in the United States.

Palo Alto, California
January 4, 2000, except with respect
to the matters referred to in
paragraph 7 of Note 9, as to which
the date is January 19, 2000

                                LINUXCARE, INC.

                                 BALANCE SHEETS

                                                                     Pro Forma
                                                                   -------------
                                       December 31, September 30,  September 30,
                                           1998         1999           1999
                                       ------------ -------------  -------------
                                                                    (unaudited)
Assets
Current assets:
  Cash and cash equivalents...........  $ 138,920   $    863,459
  Accounts receivable, net of
   allowances of $0 in 1998 and
   $31,000 in 1999....................         --        207,664
  Prepaid expenses and other assets...     61,380         50,096
                                        ---------   ------------
    Total current assets..............    200,300      1,121,219
Property and equipment, net...........         --        990,600
Debt issuance costs...................         --      1,245,729
                                        ---------   ------------
                                        $ 200,300   $  3,357,548
                                        =========   ============
Liabilities and Stockholders' Deficit
Current liabilities:
  Accounts payable....................  $      --   $  1,049,695
  Accrued liabilities.................     13,458        231,073
  Deferred revenue....................         --        316,000
  Note payable........................         --        487,682
  Current portion of equipment
   financing..........................         --         96,962
                                        ---------   ------------
    Total current liabilities.........     13,458      2,181,412
Equipment financing, less current
 portion..............................         --        293,048
Note payable, less current portion....    200,000      1,512,318
Redeemable convertible preferred
 stock................................         --      6,326,365
Stockholders' deficit:
  Common stock, $.0001 par value:
   32,000,000 authorized; 7,058,824
   and 8,748,018 issued and
   outstanding in 1998 and in 1999,
   respectively (16,665,554 pro
   forma).............................        706            875   $      1,667
  Additional paid-in capital..........    327,829      9,335,896     15,661,469
  Deferred stock compensation.........   (328,235)    (6,138,148)    (6,138,148)
  Stockholder note receivable.........         --       (116,048)      (116,048)
  Accumulated deficit.................    (13,458)   (10,038,170)   (10,038,170)
                                        ---------   ------------   ------------
    Total stockholders' deficit.......    (13,158)    (6,955,595)  $   (629,230)
                                        ---------   ------------   ============
                                        $ 200,300   $  3,357,548
                                        =========   ============

                            See accompanying notes.

                                LINUXCARE, INC.

                            STATEMENTS OF OPERATIONS

                                                     Period from
                                                     December 9,
                                                         1998       Nine months
                                                    (inception) to     ended
                                                     December 31,  September 30,
                                                         1998          1999
                                                    -------------- -------------
Revenues..........................................     $     --    $    304,591
Cost of revenues..................................           --       1,329,960
                                                       --------    ------------
  Gross margin....................................           --      (1,025,369)
Operating expenses:
  Sales and marketing.............................           --       2,235,506
  General and administrative......................       13,458       3,356,701
  Amortization of deferred stock compensation.....           --       3,207,768
                                                       --------    ------------
    Total operating expenses......................      (13,458)     (8,799,975)
                                                       --------    ------------
Loss from operations..............................           --      (9,825,344)
Interest expense..................................           --         199,368
                                                       --------    ------------
Net loss..........................................      (13,458)    (10,024,712)
Preferred stock accretion.........................           --        (127,689)
                                                       --------    ------------
Net loss applicable to common stockholders........     $(13,458)   $(10,152,401)
                                                       ========    ============
Basic and diluted net loss per share..............     $     --    $      (5.50)
                                                       ========    ============
Weighted average shares used in computing basic
 and diluted
 net loss per share...............................           --       1,845,773
                                                       ========    ============
Pro forma basic and diluted net loss per share
 (unaudited)......................................                 $      (1.35)
                                                                   ============
Weighted average share used in computing pro forma
 basic and diluted net loss per share
 (unaudited)......................................                    7,403,053
                                                                   ============


                            See accompanying notes.

                                LINUXCARE, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                            Common Stock   Additional    Deferred    Stockholder
                          ----------------  Paid-in       Stock         Note     Accumulated
                           Shares   Amount  Capital    Compensation  Receivable    Deficit        Total
                          --------- ------ ----------  ------------  ----------- ------------  ------------
Issuance of common stock
 to founders............  6,000,000  $300  $       --  $        --    $      --  $         --  $        300
Issuance of common stock
 to consultants for
 future services........  1,058,824   406     327,829     (328,235)          --            --            --
Net loss................         --    --          --           --           --       (13,458)      (13,458)
                          ---------  ----  ----------  -----------    ---------  ------------  ------------
Balances at December 31,
 1998...................  7,058,824   706     327,829     (328,235)          --       (13,458)      (13,158)
Exercise of stock
 options for cash and a
 note receivable........  1,689,194   169   5,185,657   (5,067,582)    (116,048)           --         2,196
Deferred stock
 compensation...........         --    --   3,950,099   (3,950,099)          --            --            --
Amortization of deferred
 stock compensation to
 consultants............         --    --          --    1,681,319           --            --     1,681,319
Amortization of deferred
 stock compensation.....         --    --          --    1,526,449           --            --     1,526,449
Preferred stock
 accretion..............         --    --    (127,689)          --           --            --      (127,689)
Net loss................         --    --          --           --           --   (10,024,712)  (10,024,712)
                          ---------  ----  ----------  -----------    ---------  ------------  ------------
Balances at September
 30, 1999...............  8,748,018  $875  $9,335,896  $(6,138,148)   $(116,048) $(10,038,170) $ (6,955,595)
                          =========  ====  ==========  ===========    =========  ============  ============



                            See accompanying notes.

                                LINUXCARE, INC.

                            STATEMENTS OF CASH FLOWS

                                                    Period from
                                                    December 9,
                                                        1998       Nine months
                                                   (inception) to     ended
                                                    December 31,  September 30,
                                                        1998          1999
                                                   -------------- -------------
Cash flows from operating activities:
Net loss.........................................    $ (13,458)   $(10,024,712)
Adjustments to reconcile net loss to net cash
 used in operating activities
  Depreciation and amortization..................           --         134,680
  Amortization of debt issuance costs............           --         136,111
  Amortization of deferred stock compensation....           --       3,207,768
  Provision for doubtful accounts................           --          31,000
  Changes in assets and liabilities:
    Accounts receivable..........................           --        (238,664)
    Prepaid expenses and other assets............      (61,380)         11,284
    Accounts payable.............................           --       1,049,695
    Accrued liabilities..........................       13,458         217,615
    Deferred revenue.............................           --         316,000
                                                     ---------    ------------
Net cash used in operating activities............      (61,380)     (5,159,223)
Cash flows from investing activities:
Purchase of property and equipment, less non-cash
 equipment financing items.......................           --      (1,110,420)
                                                     ---------    ------------
Net cash used in investing activities............           --      (1,110,420)
Cash flows from financing activities:
Exercise of stock options........................           --           2,196
Proceeds from borrowings on note and equipment
 financing.......................................      200,000       2,375,150
Proceeds from issuance of redeemable preferred
 stock, net......................................           --       4,616,836
Proceeds from issuance of common stock...........          300              --
                                                     ---------    ------------
Net cash provided by financing activities........      200,300       6,994,182
                                                     ---------    ------------
Net increase in cash and cash equivalents........      138,920         724,539
Cash and cash equivalents, beginning of year.....           --         138,920
                                                     ---------    ------------
Cash and cash equivalents, end of year...........    $ 138,920    $    863,459
                                                     =========    ============
Supplemental disclosures of cash flow
 information:
Deferred stock compensation......................    $ 328,235    $  9,017,681
Warrants issued for financing commitments........           --       1,381,840
Notes issued to employees to exercise stock
 options.........................................           --         116,048
Preferred stock compensation.....................           --         127,689
Notes payable canceled for issuances of preferred
 stock...........................................           --         200,000

                            See accompanying notes.

                                LINUXCARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1999

1. Summary of Significant Accounting Policies

  Description of Business

   Linuxcare, Inc. ("the Company") was incorporated in Delaware on December 9, 1998 and is a provider of customer services for Linux. The Company offers a comprehensive range of services including professional services, technical support, education and product certification for Linux, leading open source software packages and other related technologies. The Company supports all major variations, or distributions, of Linux on a variety of hardware platforms.

  Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

   Revenues are derived primarily through the performance of services to third parties. Revenues are billed and recognized as services are performed or, in instances where the Company has a service agreement, pro-rata over the term of the service agreement.

  Concentrations of Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade receivables. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. For the nine months ended September 30, 1999, three significant customers individually accounted for approximately 43%, 16%, and 13% of revenues. The customer representing 13% of the revenues is a foreign customer.

  Advertising Costs

   Advertising costs are expensed as incurred. Advertising expenses were $230,672 for the nine months ended September 30, 1999.

  Cash and Cash Equivalents

   Cash and cash equivalents consist principally of cash deposited in money market and checking accounts, which amounts approximate fair value. The Company considers all highly liquid debt instruments or money-market type funds with an original maturity of three months or less to be cash equivalents.

  Property and Equipment

   Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives (three to five years) of the assets. Assets acquired pursuant to capital lease obligations are amortized over the assets' estimated useful lives. Leasehold improvements are amortized over the corresponding lease term.

                                LINUXCARE, INC.

   Property and equipment consists of the following at September 30, 1999:

   Computer and office equipment.................................... $  603,223
   Furniture and fixtures...........................................    160,083
   Leasehold improvements...........................................     80,841
   Software.........................................................    284,839
                                                                     ----------
   Total property and equipment.....................................  1,128,986
   Less: accumulated depreciation and amortization..................    138,386
                                                                     ----------
   Property and equipment, net...................................... $  990,600
                                                                     ==========

   Property and equipment includes $390,010 of financed equipment at September 30, 1999. Accumulated depreciation for such equipment for the nine months ended September 30, 1999 was $10,833. Upon completion of certain equipment financing terms, the Company has the option to purchase the equipment at 15% of original cost.

  Impairment of Long-lived Assets

   In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-lived Assets to be Disposed Of, the Company reviews long-lived and intangible assets for impairment whenever events or circumstances indicate the carrying value of an asset may not be recoverable.

  Debt Issuance Costs

   Debt issuance costs related to stock warrants issued in connection with certain loan arrangements are amortized over the term of the debt to the interest rate method.

  Income Taxes

   The Company provides for income taxes based on the liability method, which requires recognition of deferred tax assets and liabilities based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

  Stock Split

   Effective April 8, 1999, the Company completed a 2-for-1 stock split. As a result of the stock split, outstanding and reserved common shares increased. The rights of the holders of these securities were not otherwise modified. The financial statements have been restated for all periods to reflect this stock split.

  Stock Options and Equity Instruments Exchanged for Services

   The Company has elected to follow Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees and related Interpretations in accounting for its employee stock options rather than adopting the alternative fair value accounting provided for under SFAS No. 123, Accounting for Stock-based Compensation. Under APB No. 25, when the exercise price of the Company's stock options equals the deemed fair value of the underlying stock on the date of grant, no compensation expense is recognized.

                                LINUXCARE, INC.

   The value of options, warrants, and restricted stock exchanged for services rendered or assets acquired are valued using the Black-Scholes option pricing model. To calculate the expense or asset value, the Company uses either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

  Comprehensive Income

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income, which established new standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. There is no difference in the Company's historical net losses as reported and the comprehensive net losses under the provisions of SFAS No. 130 for all periods presented. Accordingly, the adoption of SFAS No. 130 had no effect on the Company's reported results of operations.

  Net Loss Per Share

   Basic and diluted net loss per share information for all periods is presented under the requirement of SFAS No. 128, Earnings per Share. Basic earnings per share has been computed using the weighted-average number of common shares outstanding during the period, less shares subject to repurchase, and excludes any dilutive effects of stock options, warrants, and convertible securities. Potentially dilutive securities have been excluded from the computation of diluted net loss per share as their inclusion would be antidilutive.

   Pro forma net loss per share has been computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of preferred shares not included above that will automatically convert upon completion of the Company's initial offering, using the if-converted method.

   The calculation of historical and pro forma basic and diluted net loss per share is as follows:

                                                      Period from
                                                      December 9,
                                                          1998
                                                      (inception)    Nine Months
                                                           to           ended
                                                      December 31,  September 30,
                                                          1998          1999
                                                      ------------  -------------
Historical:
 Net loss............................................ $   (13,458)  $(10,152,401)
                                                      ===========   ============
 Weighted average shares of common stock
  outstanding........................................   6,529,412      7,986,953
 Less: weighted average shares of common stock that
  may be repurchased.................................  (6,529,412)    (6,141,180)
                                                      -----------   ------------
 Weighted average shares of common stock outstanding
  used in computing basic and diluted net loss per
  share..............................................          --      1,845,773
                                                      ===========   ============
 Basic and diluted net loss per share................ $        --   $      (5.50)
                                                      ===========   ============
Pro forma (unaudited):
  Net loss before preferred stock accretion..........               $(10,024,712)
                                                                    ============
 Weighted average shares used in computing basic and
  diluted net loss per share (from above)............                  1,845,773
 Adjustment to reflect the effect of the assumed
  conversion of preferred stock to common stock from
  the date of issuance...............................                  5,557,280
                                                                    ------------
 Weighted average shares used in computing pro forma
  basic and diluted net loss per share...............                  7,403,053
                                                                    ============
 Pro forma basic and diluted net loss per share......               $      (1.35)
                                                                    ============

                                LINUXCARE, INC.

   If the Company had reported net income, the calculation of historical and pro forma diluted earnings per share would have included approximately an additional 0 and 520,000 common equivalent shares related to the outstanding stock options and warrants not included above (determined using the treasury stock method) for the period from December 9, 1998 (inception) to December 31, 1998 and for the nine months ended September 30, 1999, respectively.

  Impact of Recent Accounting Pronouncements

   In March 1998, the AICPA issued Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP No. 98-1 requires entities to capitalize certain costs related to internal-use software once certain criteria have been met. SOP No. 98-1 was adopted by the Company in fiscal 1999. The adoption of SOP No. 98-1 did not have a material effect on the Company's financial position or results of operations.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133, as recently amended, is effective for fiscal years beginning after June 15, 2000. Management believes the adoption of SFAS No. 133 will not have a material effect on the Company's financial position or results of operations.

2. Note Payable and Equipment Financing

   In December 1998, the Company issued promissory notes for total consideration of $200,000. These notes were subsequently converted into 324,544 shares of Series A preferred stock on February 1, 1999 at the offering price of $.61625 per share.

   On July 27, 1999, the Company entered into a subordinated loan and security agreement ("Note Payable") with a financial institution ("Lender") for maximum borrowings of $2,000,000. The Note Payable bears interest at ten percent (10%) per annum and is due in 36 months. Payments of principal and interest begin six months after the Note Payable's issuance. For that six-month period, interest is accrued but not paid. In the event of default by the Company, the Note Payable shall bear interest at a rate of 15% per annum. The Note Payable is secured by certain tangible and intangible assets of the Company and is subject to certain non financial covenants. At September 30, 1999, the Company has outstanding $2,000,000 in notes payable.

   On July 27, 1999, the Company entered into an equipment financing agreement for a maximum loan amount of $1,000,000 with the above lender. As of September 30, 1999, the Company has drawn $390,010 on the equipment financing agreement. The loan is secured by equipment purchased, bears interest at a stated rate of 7.5% and is due in December 2002.

   In connection with the Note Payable and equipment financing agreement, the Company extended to the Lender warrants to purchase 295,265 shares of preferred stock at an exercise price of $1.4902 per share. These warrants expire the earlier of ten years from the date of the above agreements or five years from the date of an initial public offering. As of September 30, 1999, these warrants remained outstanding. The value attributable to these warrants was calculated using the Black-Scholes valuation model with the following weighted-average assumptions: risk-free interest rate of approximately 6.2%, expected life of 5 years, 150% volatility, and no expected dividends. The fair value associated with these warrants was calculated at $1,381,840 and is recorded as a debt issuance cost and an increase to redeemable convertible preferred stock. This discount is being amortized over the life of the notes payable as additional interest cost.

                                LINUXCARE, INC.

4. Commitments

   The Company leases its facilities under operating leases that expire at various dates through December 31, 2004.

   Future minimum equipment financing and operating lease payments as of September 30, 1999 are as follows for the twelve-month periods ended September 30:

                                                           Equipment Operating
                                                           Financing   Leases
                                                           --------- ----------
     2000................................................. $133,075  $1,142,094
     2001.................................................  133,075   1,142,094
     2002.................................................  122,215   1,142,094
     2003.................................................   50,925   1,142,094
     2004.................................................       --     285,522
                                                           --------  ----------
     Future minimum lease payments........................  439,290  $4,853,898
                                                                     ==========
     Amounts representing interest........................   49,280
                                                           --------
     Present value of future minimum lease obligations....  390,010
     Amounts due within one year..........................   96,962
                                                           --------
     Amounts due after one year........................... $293,048
                                                           ========

   Rent expense for the nine months ended September 30, 1999 was $140,104.

5. Retirement Savings Plan

   The Company maintains an employee savings and retirement plan that is intended to be qualified under Section 401(k) of the Internal Revenue Code and is available to substantially all full-time employees of the Company. The plan provides for tax deferred salary deductions and after-tax employee contributions. Contributions include employee salary deferral contributions and discretionary employer contributions. To date, there have been no employer discretionary contributions.

6. Income Taxes

   There has been no provision for U.S. federal, state, or foreign income taxes for any period as the Company has incurred operating losses in all periods and for all jurisdictions.

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
     Deferred tax assets:
     Net operating loss carryforwards................     $ --      $ 2,615,533
     Stock option compensation.......................       --          736,028
     Other...........................................       --           56,800
                                                          ----      -----------
                                                                      3,408,361
     Valuation allowance.............................       --       (3,408,361)
                                                          ----      -----------
     Net deferred tax assets.........................     $ --      $        --
                                                          ====      ===========

                                LINUXCARE, INC.

   Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $3,408,361 during the nine months ended September 30, 1999.

   As of September 30, 1999, the Company had net operating loss carryforwards for federal income tax purposes of approximately $6,539,000 which expire in the years 2018 to 2019. The Company also had net operating loss carryforwards for state income tax purposes of approximately $6,539,000 expiring in the year 2006. Utilization of the Company's net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss before utilization.

7. Redeemable Convertible Preferred Stock

   On February 1, 1999 and April 16, 1999, the Company issued 2,636,916 and 5,246,008 shares, respectively, of Series A redeemable convertible preferred stock ("Series A") at a price of $.61625 per share. There are 18,566,075 shares authorized of Series A at a par value of $.0001. The balance of Series A is comprised of the following:

                                                           Number of
                                                            Shares     Amount
                                                           --------- ----------
     Issuance of preferred stock for cash and promissory
      notes totaling $200,000, net of financing costs..... 7,882,924 $4,795,506
     Exercise of warrant related to Series A legal
      services............................................    34,612     21,330
     Preferred stock accretion............................        --    127,689
     Warrants issued for financing commitments............        --  1,381,840
                                                           --------- ----------
     Balance in redeemable convertible preferred stock at
      September 30, 1999.................................. 7,917,536 $6,326,365
                                                           ========= ==========

   Significant terms of the outstanding Series A preferred stock, as amended, are as follows:

  . In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A are entitled to receive proceeds equal to $.61625 per share, plus all declared but unpaid dividends, prior and in preference to any distribution to holders of common stock. If the assets available for distribution are insufficient to pay the preferred stockholders in full, the assets will be distributed ratably among the preferred stockholders.

  . Each share of Series A is redeemable in three annual installments from and after December 14, 2004. Each share is redeemable at a sum equal to $.61625, plus five percent (5%) of the original issue price compounded annually.

  . Each share of Series A is convertible at the option of the holder into one share of common stock, subject to certain adjustments. Each share of preferred stock converts automatically into common stock at the earlier of (1) the closing of an underwritten public offering of the Company's common stock at an aggregate offering price of greater than $10,000,000 or (2) the date specified by affirmative consent or agreement of a majority of the holders of Series A outstanding.

  . Each share of Series A has voting rights equivalent to the number of shares of common stock into which it is convertible.

  . Dividends may be declared at the discretion of the Board of Directors and are non-cumulative. Dividends of $.0308 per share on Series A must be declared and paid prior and in preference to any cash dividend declarations or distributions to holders of common stock.

                                LINUXCARE, INC.

8. Stockholders' Deficit

  Stockholder Note Receivable

   In May 1999, the Board of Directors approved the issuance of options to purchase 1,660,194 shares of common stock to a key officer at an exercise price of $.07 per share. In exchange for a full recourse note receivable in the amount of $116,048, the officer exercised the options subject to the terms of a stock repurchase agreement. The note receivable has been recorded as a reduction of stockholders' equity in the balance sheet at September 30, 1999. The note is full recourse and bears interest at 5.22%. The deemed fair market value of the underlying option grant of $4,980,582 was recorded as deferred compensation.

  Common Stock Subject to Repurchase

   In connection with the issuance of common stock to founders and the exercise of options pursuant to the Company's 1999 Stock Option Plan, employees entered into restricted stock purchase agreements with the Company. Under the terms of these agreements, the Company has a right to repurchase any unvested shares up to 60 days after the termination of the employee's service at the original exercise price of the shares. With continuous employment by the company, the repurchase rights lapse at a rate of 25% of the purchased shares on October 31, 1999, and at a rate of 1/48th of the purchased shares for each continuous month of service thereafter. The right of repurchase lapses with respect to 50% of the purchased shares upon a change in control. All repurchase rights lapse in the event of a change in control when the repurchase rights are not assigned to the new control entity. As of September 30, 1999, 7,689,194 shares were subject to repurchase by the Company.

   On December 23, 1998, the Company issued a total of 1,058,824 shares of common stock to two consultants in exchange for future business strategy consulting services and a nominal cash amount. The fair value of the stock as of the date the services are being provided and is charged to deferred stock compensation. Each consultant is required to provide approximately 32 hours per month of services through December 15, 1999. The consultants vest in the shares over the service period. All unvested shares are subject to repurchase by the Company at the consultant's original purchase price. The Company records compensation expense in the period the services are performed at the fair value of the Company's common stock. During the periods ended December 31, 1998 and September 30, 1999, amounts recorded to deferred stock compensation related to consultants were $328,235 and $2,416,884 and to amortization of deferred stock compensation were $0 and $1,681,319, respectively. As of September 30, 1999, approximately 141,180 shares remained unvested.

  Stock Option Plan

   On April 5, 1999, the Company adopted and the Board of Directors approved the 1999 Stock Plan (the "1999 Plan"). The number of shares reserved for issuance under the 1999 Plan is 3,674,766. Under the 1999 Plan, the Board of Directors may grant to employees, outside directors, and consultants options and/or stock awards. The term and price of options is determined by the Board of Directors. The Plan will terminate in 2009. Nonqualified options granted under the 1999 Plan must be issued at a price equal to at least 85% of the fair market value of the Company's common stock at the date of grant. All options may be exercised at any time within 10 years of the date of grant or within three months of termination of employment, or such shorter time as may be provided in the stock option agreement, and vest over a vesting schedule determined by the Board of Directors, which generally is four years.

   Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using a Minimum Value option pricing model with the following weighted average assumptions for 1999: risk-free interest rates of 6.2%; dividend yield of 0%; and a weighted-average expected life of the options of 8 years.

                                LINUXCARE, INC.

   A summary of stock option activity and related information follows:

                                           Outstanding Stock Options    Weighted-
                                 Shares    ---------------------------   Average
                               Available    Number of        Price      Exercise
                               for Grant      Shares       Per Share      Price
                               ----------  -------------  ------------  ---------
     Original authorization..   3,674,766             --            --      --
     Options granted.........  (2,212,287)     2,212,287  $    .07-.10    $.07
     Options exercised.......          --      1,689,194           .07     .07
     Options canceled........      55,000        (55,000)      .07-.10     .07
                               ----------  -------------  ------------    ----
     Balance at September 30,
      1999...................   1,517,479        468,093  $    .07-.10    $.09
                               ==========  =============  ============    ====

   The weighted-average fair value of options granted for the nine months ended September 30, 1999 was $3.06 as reflected in the Company's deferred stock compensation balance. The weighted-average remaining contractual life of the options outstanding at September 30, 1999 was 9.6 years.

   As of September 30, 1999, there were no shares issuable upon the exercise of options under the 1999 Plan.

  Warrants

   On January 21, 1999, the Company issued a warrant to a partnership for the purchase of 34,612 shares of Series A at an exercise price of $.61625 per share in connection with Series A legal services. In September 1999, this warrant was exercised. As the consulting services were directly related to the first round of Series A financing, the fair value of the warrant was considered an issuance cost. As of September 30, 1999, this warrant was exercised (see Note 7--Redeemable Convertible Preferred Stock).

   On July 27, 1999, the Company issued warrants in connection with a Note Payable and equipment financing agreement to purchase 295,265 shares of Series A preferred stock at an exercise price of $1.4902 per share. As of September 30, 1999, these warrants remain outstanding (see Note 2--Note Payable).


  Shares Reserved for Future Issuance

   As of September 30, 1999, the Company had reserved shares of its common stock for future issuance as follows:

     Conversion of Series A preferred stock..........................  7,917,536
     1999 Stock Plan.................................................  1,985,572
     Exercise of Outstanding Warrants................................    295,265
                                                                      ----------
                                                                      10,198,373
                                                                      ==========

  Deferred Stock Compensation

   In connection with the grant of certain stock options to employees and consultants for the nine months ended September 30, 1999, the Company recorded deferred stock compensation within stockholders' deficit of approximately $6.6 million, representing the difference between the deemed fair value of the common stock for accounting purposes and the option exercise price of these options at the date of grant. The Company recorded amortization of deferred compensation of approximately $3.2 million, including $1.7 million related to consultants as described below, for the nine months ended September 30, 1999. In connection with the grant of options to employees in October, November and December 1999, the Company will record an additional

                                LINUXCARE, INC.

$16.2 million of deferred stock compensation during the fourth quarter of 1999. The deferred stock compensation expense is being amortized on an accelerated basis over the vesting period of the individual award, generally four years. This method is in accordance with Financial Accounting Standards Board Interpretation No. 28. Accordingly, at September 30, 1999, the remaining deferred compensation of approximately $6.3 million will be amortized as follows: $2.2 million during the remaining three months of fiscal 1999, $2.6 million during fiscal 2000, $1.1 million during fiscal 2001, $.4 million during fiscal 2002 and $0 during fiscal 2003. The amortization expense relates to options awarded to employees in all operating expense categories. The amortization of deferred stock compensation has not been separately allocated to these categories. The amount of deferred compensation expense to be recorded in future periods could decrease if options for which accrued but unvested compensation has been recorded are forfeited.

   As previously mentioned, in December 1998, the Company issued 1,058,824 shares of common stock to two consultants in exchange for future business strategy consulting services. The Company recorded deferred stock compensation of approximately $.3 million and $2.4 million for the period from December 9, 1998 (inception) to December 31, 1999 and the nine months ended September 30, 1999, respectively. For the nine months ended September 30, 1999, the Company recorded amortization of deferred stock compensation of $1.7 million. The residual amortization of $1.0 million will be recorded in the fourth quarter of 1999.

9. Subsequent Events

  Acquisitions

   On October 1, 1999, the Company purchased the outstanding common stock of The Puffin Group, Inc. a Canadian company, for 100,000 shares of the Company's common stock and an option to purchase 325,000 shares of the Company's common stock at an exercise price of $.13 per share. The option to purchase additional shares vests over three years. The Puffin Group transaction was accounted for as a purchase and, accordingly, will be consolidated in the fourth quarter of 1999.

   On December 30, 1999, the Company purchased the outstanding shares of the common stock of Prosa Progettazione Sviluppe Aparto s.r.l. ("Prosa"), an Italian company, for $190,000 and 25,000 options to purchase shares of the Company's common stock. The Prosa transaction was accounted for as a purchase and, accordingly, will be consolidated in the fourth quarter of 1999.

  Letter of Credit

   On October 15, 1999, the Company signed a Letter of Credit agreement for $1,150,000 as security on the rental of additional office space. In connection with the agreement, a warrant to purchase 96,478 shares of common stock with an exercise price of $1.4902 per share was issued. The warrant expires in 10 years.

  Series B Redeemable Convertible Preferred Stock

   On December 17, 1999, the Company issued 6,870,761 shares of $.0001 par value Series B redeemable convertible preferred stock at $4.72 per share for gross proceeds of approximately $32.5 million. January 19, 2000 the company
issued      shares of $.0001 par value Series B redeemable convertible preferred stock at $4.72 per share for gross proceeds of $1,000,000.

   Each share of Series B preferred stock is non-voting and convertible to one share of common stock at any time at the option of the holder and automatically upon either an initial public offering that exceeds a threshold, or the sale of the business. Dividends on the Series B preferred stock are noncumulative. Holders of the Series B preferred stock are entitled to a liquidation preference in the event of any liquidation. Each share of Series B preferred stock is redeemable in three annual installments from and after December 14, 2004. The preferred

                                LINUXCARE, INC.

stock is redeemable at a sum equal to $0.61625 per share, plus five percent (5%) of the original issue price compounded annually.

   Certain shareholders extended 30 day promissory notes totaling $3,000,000 to the Company prior to the first round of Series B Financing. The notes were exchanged for shares of Series B redeemable convertible preferred stock as a part of the Series B offering.

  Stockholder Notes Receivable

   In December 1999, the Company issued notes receivable for $26,000 and $339,966 to executives of the Company to exercise 204,918 and 340,000 stock options, respectively. The notes are full recourse and secured by the underlying stock. In connection with the note receivable for $339,966, the Company violated a non financial covenant on its Note Payable with its Lender (see Note 2--Note Payable). The Company has obtained a waiver from the Lender related to this covenant.

  Amended and Restated Certificate of Incorporation

   In December 1999, the Board of Directors approved an increase in the total number of shares that the Company is authorized to issue to 50,556,075 shares, of which 32,000,000 will be common stock and 18,566,075 will be preferred stock.

  Proposed Public Offering of Common Stock

   In December 1999, the Board of Directors authorized the Company to proceed with an initial public offering of its common stock. If the offering is consummated as presently anticipated, each share of outstanding redeemable convertible preferred stock will automatically convert into one share of common stock.

  2000 Director Option Plan

   On January 18, 2000, the Board of Directors adopted the 2000 Director Option Plan. A total of 300,000 shares were reserved for issuance and 40,000 shares were issued.

                         Report of Independent Auditors

To The Board of Directors and Stockholders of
The Puffin Group Inc.:

   We have audited the accompanying balance sheets of The Puffin Group Inc. as at December 31, 1998 and September 30, 1999, and the related statements of operations, stockholders' (deficit) equity and cash flows for the period from September 14, 1998 (inception) to December 31, 1998 and the nine month period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards in Canada and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Puffin Group Inc. as at December 31, 1998 and September 30, 1999, and the results of its operations and its cash flows for the periods from September 14, 1998 (inception) to December 31, 1998 and the nine month period ended September 30, 1999 in accordance with accounting principles generally accepted in Canada and in the United States of America.

Ottawa, Canada
January 7, 2000

                             THE PUFFIN GROUP INC.

                                 BALANCE SHEET
                                   US DOLLARS

                                                     December 31, September 30,
                                                         1998         1999
                                                     ------------ -------------
Assets
Current assets:
  Cash and cash equivalents.........................   $ 1,862       $14,335
  Accounts receivable (note 1)......................     3,955        40,000
  Prepaid expenses..................................        --         2,462
  Other assets......................................       192         2,400
                                                       -------       -------
    Total current assets............................     6,009        59,197
Property and equipment, net (note 1)................     1,887         8,461
                                                       -------       -------
                                                       $ 7,896       $67,658
                                                       =======       =======
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable..................................   $ 7,400       $35,864
  Accrued professional fees.........................     3,252        14,077
  Accrued salaries..................................       550         4,087
                                                       -------       -------
    Total current liabilities.......................    11,202        54,028

Commitments and contingencies (note 2 and 5)

Stockholders'(deficit) equity (note 1):
  Class A shares, voting on a two for one basis,
   unlimited number authorized, 500,000 issued......        67            67
  Class C shares, voting on a one for one basis,
   unlimited number authorized, 500,000 issued......        67            67
  Class D shares, non-voting, unlimited number
   authorized, 25,000 issued........................        --        16,633
  Class B shares, non-voting, unlimited number
   authorized, 0 shares issued......................        --            --
  First preferred shares, non-voting, unlimited
   number authorized, 0 shares issued...............        --            --
                                                       -------       -------
                                                           134        16,767
  Accumulated deficit...............................    (3,440)       (3,137)
                                                       -------       -------
    Total stockholders'(deficit) equity.............    (3,306)       13,630
                                                       -------       -------
                                                       $ 7,896       $67,658
                                                       =======       =======

                            See accompanying notes.

                             THE PUFFIN GROUP INC.

                            STATEMENTS OF OPERATIONS
                                   US DOLLARS

                              Period from
                             September 14,  Nine month
                                1998 to    period ended
                             December 31,  September 30,
                                 1998          1999
                             ------------- -------------
Revenues:
  Software development and
   support..................    $14,700       $97,735
                                -------       -------
    Total revenues..........     14,700        97,735
Operating expenses:
  Sales and marketing.......         --         1,381
  General and
   administrative...........     18,140        96,051
                                -------       -------
    Total operating
     expenses...............     18,140        97,432
                                -------       -------
Net income (loss) and
 comprehensive income
 (loss).....................    $(3,440)      $   303
                                =======       =======




                            See accompanying notes.

                             THE PUFFIN GROUP INC.

                  STATEMENT OF STOCKHOLDER'S (DEFICIT) EQUITY
                                   US DOLLARS

                         Class A        Class C        Class D         Accumulated
                         Shares  Amount Shares  Amount Shares  Amount    Deficit    Total
                         ------- ------ ------- ------ ------- ------- ----------- -------
Issuance of shares to
 founders............... 500,000  $67   500,000  $67       --  $    --   $    --   $   134
Net loss and
 comprehensive loss.....      --   --        --   --       --       --    (3,440)   (3,440)
                         -------  ---   -------  ---   ------  -------   -------   -------
December 31, 1998....... 500,000   67   500,000   67       --       --    (3,440)   (3,306)
Issuance of shares
 for cash...............      --   --        --   --   25,000   16,663        --    16,633
Net income and
 comprehensive income...      --   --        --   --       --       --       303       303
                         -------  ---   -------  ---   ------  -------   -------   -------
September 30, 1999...... 500,000  $67   500,000  $67   25,000  $16,633   $(3,137)  $13,630
                         =======  ===   =======  ===   ======  =======   =======   =======

                             THE PUFFIN GROUP INC.

                            STATEMENTS OF OPERATIONS
                                   US DOLLARS

                                                     Period from
                                                    September 14,  Nine month
                                                       1998 to    period ended
                                                    December 31,  September 30,
                                                        1998          1999
                                                    ------------- -------------
Cash flows from operating activities:
Net income (loss).................................     $(3,440)     $    303
Adjustments to reconcile net loss to net cash used
 in operating activities
  Depreciation....................................         377           798
  Changes in assets and liabilities:
    Accounts receivable...........................      (3,955)      (36,045)
    Prepaid expenses..............................          --        (2,462)
    Other assets..................................        (192)       (2,208)
    Accounts payable..............................       7,400        28,464
    Accrued liabilities...........................       3,802        14,362
                                                       -------      --------
Net cash used in operating activities.............       3,992         3,212
Cash flows from investing activities:
Purchase of property and equipment................      (2,264)       (7,372)
                                                       -------      --------
Net cash used in investing activities.............      (2,264)       (7,372)
Cash flows from financing activities:
Proceeds from issuance of common stock............         134        16,633
                                                       -------      --------
Net cash provided by financing activities.........         134        16,633
                                                       -------      --------
Net increase in cash and cash equivalents.........       1,862        12,473
Cash and cash equivalents, beginning of period....          --         1,862
                                                       -------      --------
Cash and cash equivalents, end of period..........     $ 1,862      $ 14,335
                                                       =======      ========


                            See accompanying notes.

                             THE PUFFIN GROUP INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

 Description of Business

   The Puffin Group Inc. ("the Company"), was incorporated under the Ontario Corporation Act on September 14, 1998. The Company provides Linux-based computer software development and consulting services.

 Use of Estimates

   The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

 Foreign Currency Translation

   The financial statements have been translated into US dollars in accordance with Financial Accounting Standards Board issued SFAS No. 52, Foreign Currency Translation. Monetary assets and liabilities are translated at the rates of exchange in effect at the applicable year end. Non-monetary assets and liabilities are translated at the rates of exchange in effect at the dates of the transactions. Revenue and expenses are translated at the rates of exchange in effect during the year except for depreciation which is translated at the same rate as the asset to which is relates. Gains and losses from translations are included in earnings in the year in which they occur.

 Revenue Recognition

   Revenue from fixed price long-term computer software development contracts is recognized over the contract term based on the percentage of services provided during the period compared to the total estimated services provided over the entire contract. Revenue from consulting services is recognized as the services are provided.

 Fair Value of Financial instruments

   The carrying values of the Company's financial instruments approximate their fair value given their short-term nature.

 Concentrations of Credit Risk and Significant Customers

   Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables. The Company provides credit, in the normal course of business, to its customers and performs ongoing credit evaluations of its customers. As of December 31, 1998 and September 30, 1999, accounts receivable and total revenue were concentrated as follows:

                                                               Accounts   Total
                                                              receivable revenue
                                                              ---------- -------
   December 31, 1998
     Customer A..............................................  $ 3,955   $14,700
                                                               -------   -------
   September 30, 1999
     Customer A..............................................       --    32,100
     Customer B..............................................   40,000    65,635
                                                               -------   -------
     Total...................................................  $40,000   $97,735
                                                               =======   =======

                             THE PUFFIN GROUP INC.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. All cash and cash equivalents at December 31, 1998 and September 30, 1999 were held with one financial institution.

 Property and Equipment

   Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives (three to five years) of the assets. Leasehold improvements are amortized over the corresponding lease term.

   Property and equipment consists of the following at December 31, 1998 and September 30, 1999:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
   Original cost:
     Computer equipment..............................    $2,264       $ 3,217
     Furniture and fixtures..........................        --         5,651
     Leasehold improvements..........................        --           768
                                                         ------       -------
     Total property and equipment....................     2,264         9,636
     Less: accumulated depreciation..................      (377)       (1,175)
                                                         ------       -------
     Property and equipment, net.....................    $1,887       $ 8,461
                                                         ======       =======

 Impairment of Long-lived Assets

   In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-lived Assets to be Disposed Of, the Company reviews long-lived and intangible assets for impairment whenever events or circumstances indicate the carrying value of an asset may not be recoverable.

 Income Taxes

   The Company provides for income taxes based on the liability method, which requires recognition of deferred tax assets and liabilities based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.


 Stock Split

   Effective August 31, 1999, the Company completed a 500-for-1 stock split. As a result of the stock split, outstanding and issued shares increased with the effect of the stock split accounted for retroactively in these financial statements. The rights of the holders of these securities were not otherwise modified.

Impact of Recent Accounting Pronouncements

   In March 1998, the AICPA issued Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP No. 98-1 requires entities to capitalize certain costs related to internal-use software once certain criteria have been met. SOP No. 98-1 was adopted by

                             THE PUFFIN GROUP INC.

the Company in fiscal 1999. The adoption of SOP No. 98-1 did not have a material impact on the Company's financial position or results of operations.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133, as recently amended, is effective for fiscal years beginning after June 15, 2000. Management has not yet determined the effects of the adoption of SFAS No. 133 on the Company's financial position or results of operations.

2. Commitments

   The Company leases its facilities under operating leases that expire at various dates through June 30, 2002.

   Future minimum operating lease payments as of September 30, 1999 are as follows:

     2000............................................................. $ 35,150
     2001.............................................................   43,320
     2002.............................................................   32,500
                                                                       --------
     Total future minimum lease payments.............................. $110,970
                                                                       ========

   Rent expense for the period to December 31, 1998 and September 30, 1999 was $0 and $4,652, respectively.

3. Income Taxes

   As of September 30, 1999, the Company had federal and provincial net loss carryforwards of approximately $2,000 which expire in the year ending 2006, if not utilized.

   Significant components of the Company's deferred tax assets for federal and provincial income taxes as of December 31, 1998 and September 30, 1999 are as follows:

     Deferred tax assets:
       Net operating loss carryforwards.................................. $ 452
       Valuation allowance...............................................  (452)
                                                                          -----
                                                                          $ --
                                                                          =====

4. Segmented information

   The Company has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information.

   The Company operates in one business segment--Linux-based computer software development and consulting services. This segment engages in business activities from which it earns Linux-based computer software development and support revenue and incurs expenses.

   The Company has generated all of its revenue from the United States of America. All of the Company's assets are located in Canada.

                             THE PUFFIN GROUP INC.

5. Uncertainty due to the year 2000 (unaudited)

   The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

6. Subsequent event

   On October 1, 1999 the Company's shareholders sold 100% of their interest in the Company to Linuxcare Inc. in exchange for shares of Linuxcare Inc. Upon completion of the acquisition the Company's name will be changed to Linuxcare Canada.

                                [LINUXCARE LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expense other than underwriting discounts and commissions, payable by Linuxcare, Inc. in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

   SEC registration fee................................................ $24,288
   NASD filing fee.....................................................   9,700
   Nasdaq National Market listing fee..................................       *
   Printing and engraving costs........................................       *
   Legal fees and expenses.............................................       *
   Accounting fees and expenses........................................       *
   Transfer Agent and Registrar fees...................................       *
   Miscellaneous expenses..............................................       *
                                                                        -------
     Total............................................................. $     *
                                                                        =======

--------
*To be filed by amendment.

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

   Article 11 of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

   Article 7 Section 7.6 of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

   The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 15. Recent Sales of Unregistered Securities

   Since December 9, 1998, we have issued unregistered securities to a limited number of persons as described below (all share numbers and exercise prices in this Item 15 are adjusted for our stock split which occurred in April 1999):

(a) From December 9, 1998 through January 18, 2000, we sold an aggregate of 2,707,062 shares of our common stock at exercise prices ranging from $0.07 to $1.00 per share to employees, consultants, directors and other service providers pursuant to our 1999 Stock Plan.

(b) On December 14, 1998 we sold 3,000,000 shares of common stock at a price of $0.001 per share to our founders for an aggregate purchase price of $300.

(c) On December 23, 1998 we sold 529,412 shares of common stock at a price of $0.001 per share to outside service providers for an aggregate purchase price of $53.

(d) On February 1, 1999 and April 16,1999, we sold 1,318,458 and 2,623,004 shares of Series A preferred stock, respectively, at a price of $0.61625 per share, along with a right to purchase 1,388,889 shares of Series A preferred stock at a purchase price of $0.61625 per share, to a group of private investors for an aggregate purchase price of $4,857,852.

(e) On July 27, 1999, we granted a right to purchase shares of Series A preferred stock at a purchase price of $0.61625 in connection with an L.O.C. subordinated loan and security agreement.

(f) On September 9, 1999, we issued 34,612 shares of Series A preferred stock for $0.61625 per share to an outside service provider in consideration for past services rendered, for an aggregate purchase price of $21,330.

(g) On October 15, 1999, we granted a right to purchase shares of Series A preferred stock at a purchase price of $0.61625 in connection with an L.O.C. subordinated loan and security agreement.

(h) On November 15,1999, we issued 100,000 shares of our common stock and a right to purchase 325,000 shares of common stock at a purchase price of $0.13 per share in connection with a share exchange agreement.

(i) On November 19, 1999, we granted a right to purchase up to 25,500 shares of Series B preferred stock for $4.728 per share in connection with a non-binding term sheet relating to an equipment lease financing.

(j) On December 30, 1999, we granted a right to purchase 25,000 shares of common stock at a purchase price of $2.00 in connection with a quota purchase agreement.

(k) On December 17, 1999 and January 18, 2000, we sold 6,870,761 and 211,506 shares of Series B preferred stock, respectively, at a price of $4.728 per share to a group of private investors for an aggregate purchase price of $33,484,958.

   For additional information concerning these equity investment transactions, reference is made to the information contained under the caption "Certain Relationships and Related Transactions" in the form of prospectus included herein. The sales of the above securities were deemed to be exempt from registration in reliance on Rule 701 promulgated under Section 3(b) under the Securities Act as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation, or in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about Linuxcare or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Exhibit
  Number                         Description of Document
 -------                         -----------------------
  1.1*    Form of Underwriting Agreement.
  2.1.1   Share Exchange Agreement with Puffin Group, dated October 1, 1999.
  2.1.2   Quota Purchase Agreement, dated December 30, 1999.
  3.1*    Amended and Restated Certificate of Incorporation of the Registrant.
  3.2*    Bylaws of the Registrant.
  4.1*    Form of stock certificates.
  4.2     Second Amended and Restated Investors' Rights Agreement, dated
          December 17, 1999.
  5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.
 10.1     Form of Indemnification Agreement between the Registrant and each of its directors and officers.
 10.2.1   Master Services Agreement with Amdahl Corporation, dated November 5,
          1999.
 10.2.2+  Support Training and Certification Agreement with Dell Products, LP, dated October 22, 1999.
 10.2.3+  Master Services Agreement with Hewlett-Packard Company, dated
          January 6, 2000.
 10.2.4+  Master Services Agreement with Densa Techno Tokyo Co., Ltd., dated
          June 1, 1999.
 10.2.5   Statement of Work with IBM Global Services, dated October 21, 1999.
 10.2.6   Master Outsourcing Agreement with Motorola, dated August 6, 1999.
 10.2.7+  Consulting Services Agreement with Macmillan USA, Inc., dated
          August 30, 1999.
 10.2.8+  Master Services Agreement with NEC Software Ltd., dated June 1, 1999.
 10.2.9+  Master Services Agreement with Sun Microsystems, Inc., dated
          October 20, 1999.
 10.2.10+ Staroffice Support Services Agreement with Sun Microsystems, Inc., dated September 24, 1999.
 10.3.1   Lease Agreement with Euro Business Center regarding office accommodations, dated September 17, 1999.
 10.3.2   Lease Agreement with Swallowfield Office Services Limited regarding office occupation, dated  November 1, 1999.
 10.3.3   Third amendment to lease with ZORO, LLC, dated October 7, 1999.
 10.3.4*  Lease Agreement for 650 Townsend Street, dated February 11, 1999.
 10.4*    Amended and Restated 1999 Stock Option Plan and form of agreements thereunder.
 10.5     2000 Employee Stock Purchase Plan.
 10.6*    2000 Director Option Plan.
 11.1*    Statement regarding computation of per share earnings.
 12.1*    Statements regarding computation of ratios.
 15.1*    Letter regarding unaudited interim financial information.
 21.1*    Subsidiaries of the registrant.
 23.1.1   Consent of Ernst & Young, LLP, Independent Accountants.
 23.1.2   Consent of Ernst & Young, LLP, Independent Accountants.
 23.2*    Consent of Counsel (see Exhibit 5.1).
 24.1     Power of Attorney (see signature page).
 25.1*    Statement of eligibility of trustee.
 27.1     Financial Data Schedules.

--------
+ Confidential treatment has been requested for certain portions of this exhibit. The omitted portions have been separately filed with the Commission.
* To be filed by amendment

   (b) Financial Statement Schedules

      See Exhibit 27.1

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 19th day of January, 2000.

                                          Linuxcare, Inc.

                                             /s/ Fernand Sarrat
                                          By: _________________________________
                                             Fernand Sarrat
                                             President and Chief Executive
                                             Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Fernand Sarrat and Christian Paul and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

            Signature                         Title               Date
            ---------                         -----               ----

 /s/ Fernand Sarrat              President and Chief        January 19, 2000
 _______________________________ Executive Officer and
 Fernand Sarrat                  Director (Principal
                                 Executive Officer)

 /s/ Christian Paul-             Chief Financial Officer    January 19, 2000
 _______________________________ (Principal Financial and
 Christian Paul                  Accounting Officer)

 /s/ Arthur Tyde III             Director                   January 19, 2000
 _______________________________
 Arthur Tyde III

 /s/ Ted E. Schlein              Chairman of the Board of   January 19, 2000
 _______________________________ Directors
 Ted E. Schlein

 /s/ Paul Vais                   Director                   January 19, 2000
 _______________________________
 Paul Vais

           Signature             Title         Date
           ---------             -----         ----

/s/ John Drew                   Director January 19, 2000
_______________________________
John Drew

/s/ Regis McKenna               Director January 19, 2000
_______________________________
Regis McKenna

/s/ Ernest Von Simson           Director January 19, 2000
_______________________________
Ernest von Simson

                                 EXHIBIT INDEX

 Exhibit
  Number                         Description of Document
 -------                         -----------------------
  1.1*    Form of Underwriting Agreement.
  2.1.1   Share Exchange Agreement with Puffin Group, dated October 1, 1999.
  2.1.2   Quota Purchase Agreement dated December 30, 1999.
  3.1*    Amended and Restated Certificate of Incorporation of the Registrant.
  3.2*    Bylaws of the Registrant.
  4.1*    Form of stock certificates.
  4.2     Second Amended and Restated Investors' Rights Agreement, dated
          December 17, 1999.
  5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.
 10.1     Form of Indemnification Agreement between the Registrant and each of its directors and officers.
 10.2.1   Master Services Agreement with Amdahl Corporation, dated November 5,
          1999.
 10.2.2+  Support Training and Certification Agreement with Dell Products, LP regarding support services, dated October 22, 1999.
 10.2.3+  Master Services Agreement with Hewlett-Packard Company, dated
          January 6, 2000.
 10.2.4+  Master Services Agreement with Densa Techno Tokyo Co., Ltd., dated
          June 1, 1999.
 10.2.5   Statement of Work with IBM Global Services, dated October 21, 1999.
 10.2.6   Master Outsourcing Agreement with Motorola, dated August 6, 1999.
 10.2.7+  Consulting Services Agreement with Macmillan USA, Inc., dated
          August 30, 1999.
 10.2.8+  Master Services Agreement with NEC Software Ltd., dated June 1, 1999.
 10.2.9+  Master Services Agreement with Sun Microsystems, Inc., dated October
          20, 1999.
 10.2.10+ StarOffice Support Services Agreement with Sun Microsystems, Inc.
          dated September 24, 1999.
 10.3.1   Lease Agreement with Euro Business Center, dated September 17, 1999.
 10.3.2   Lease Agreement with Swallowfield Office Services Limited, dated
          November 1, 1999.
 10.3.3   Third amendment to lease with ZORO, LLC, dated October 7, 1999.
 10.3.4*  Lease Agreement for 650 Townsend Street, dated February 11, 1999.
 10.4*    Amended and Restated 1999 Stock Option Plan and form of agreements thereunder.
 10.5     2000 Employee Stock Purchase Plan.
 10.6*    2000 Director Option Plan.
 11.1*    Statement regarding computation of per share earnings.
 12.1*    Statements regarding computation of ratios.
 15.1*    Letter regarding unaudited interim financial information.
 21.1*    Subsidiaries of the registrant.
 23.1.1   Consent of Ernst & Young, LLP, Independent Accountants.
 23.1.2   Consent of Ernst & Young, LLP, Independent Accountants.
 23.2*    Consent of Counsel (see Exhibit 5.1).
 24.1     Power of Attorney (see signature page).
 25.1*    Statement of eligibility of trustee.
 27.1     Financial Data Schedules.

--------
+ Confidential treatment has been requested for certain portions of this exhibit. The omitted portions have been separately filed with the Commission.
* To be filed by amendment